UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________________________________________________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CLOUDFLARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Cloudflare, Inc.
101 Townsend Street
San Francisco, California 94107
April 20, 2023
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON JUNE 1, 2023
Dear Stockholder:
We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders, including any adjournments, continuations, or postponements thereof (the Annual Meeting), of Cloudflare, Inc. (Cloudflare) to be held virtually on Thursday, June 1, 2023 at 9:00 a.m. Pacific Time. The Annual Meeting will be held via a live interactive audio webcast on the Internet. If you held shares of our Class A common stock or Class B common stock at the close of business on April 10, 2023, you will be able to vote and submit your appropriate questions during the meeting at www.virtualshareholdermeeting.com/NET2023. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
•to elect as Class I directors the two nominees named in the proxy statement, to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;
•to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•to approve, on an advisory basis, the compensation of our named executive officers; and
•to transact any other business that properly comes before the Annual Meeting.
We have elected to provide Internet access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the Proxy Statement) accompanying this notice, in lieu of mailing printed copies. On or about April 20, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (2022 Annual Report). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The Proxy Statement and our 2022 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Our Board of Directors has fixed the close of business on April 10, 2023 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 10, 2023 are entitled to notice of, and to vote, during the Annual Meeting as set forth in the Proxy Statement. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our principal executive offices for the ten days prior to the meeting for any purpose related to the meeting.
Your vote is important. Whether or not you plan to virtually attend the meeting, please ensure that your shares are represented and voted during the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.
Thank you for your ongoing support of, and continued interest in, Cloudflare.
By order of the Board of Directors,

Matthew Prince	Michelle Zatlyn
Co-founder & CEO	Co-founder, President & COO

Cloudflare, Inc.
101 Townsend Street
San Francisco, California 94107
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 AM PACIFIC TIME ON THURSDAY, JUNE 1, 2023

GENERAL INFORMATION
Our Board of Directors solicits your proxy on our behalf for the 2023 Annual Meeting of Stockholders, including any adjournments, continuations, or postponements thereof (the Annual Meeting), for the purposes set forth in this proxy statement for our Annual Meeting (this Proxy Statement) and the accompanying Notice of Annual Meeting. The Annual Meeting will be held via a live audio webcast on the Internet on Thursday, June 1, 2023 at 9:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022 (2022 Annual Report) is first being mailed on or about April 20, 2023 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our Class A common stock or Class B common stock at the close of business on April 10, 2023, you are invited to virtually attend the meeting at www.virtualshareholdermeeting.com/NET2023 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, the terms "Cloudflare," "the company," "we," "us," and "our" refer to Cloudflare, Inc. and its subsidiaries. The mailing address of our principal executive offices is 101 Townsend Street, San Francisco, California 94107.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
What matters are being voted on during the Annual Meeting?
You will be voting on the following proposals:
•the election of Scott Sandell and Michelle Zatlyn as Class I directors, to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;
•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
•to approve, on an advisory basis, the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting.
As of the date of this Proxy Statement, our management and Board of Directors were not aware of any other matters to be presented at the Annual Meeting.
For a discussion of who our “named executive officers” are, see the section titled “Executive Compensation—Compensation Discussion and Analysis.”
How does the Board of Directors recommend that I vote on these proposals?
Our Board of Directors recommends that you vote your shares:
•"FOR" the election of Scott Sandell and Michelle Zatlyn as Class I directors;
•"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and

•"FOR" the approval, on an advisory basis, of the compensation of our named executive officers.
How many votes are needed for approval of each proposal?
Proposal One:  The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. "Plurality" means that the nominees who receive the largest number of votes cast "FOR" such nominees are elected as directors. As a result, any shares not voted "FOR" a particular nominee, whether as a result of stockholder abstention or a broker non-vote (in other words, where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter), will not be counted in such nominee's favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
Proposal Two:  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
Proposal Three: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our compensation committee, however, will consider the outcome of the vote when determining named executive officer compensation.
Who is entitled to vote?
Holders of either our Class A common stock or Class B common stock as of the close of business on April 10, 2023, which is the record date for the Annual Meeting (the Record Date), may vote during the Annual Meeting. As of the Record Date, there were 289,486,054 shares of our Class A common stock and 42,394,408 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our "common stock."
A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our principal executive offices for the ten days prior to the Annual Meeting for any purpose related to the Annual Meeting. If you would like to view the list, please contact our corporate secretary to schedule an appointment by writing to him at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107, Attention: Secretary.
Registered Stockholders. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), then you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live during the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as "stockholders of record."
Street Name Stockholders. If your shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, then you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was forwarded to you by your broker, bank, or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live during the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as "street name stockholders."
What is the quorum requirement?
A quorum is the minimum number of shares required to be present or represented by proxy during the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, whether virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum for the Annual Meeting. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
If you are a stockholder of record, there are four ways to vote:
(1) by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 31, 2023 (have your Notice or proxy card in hand when you visit the website);
(2) by toll-free telephone at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 31, 2023 (have your Notice or proxy card in hand when you call);
(3) by completing, signing, and mailing your proxy card (if you received printed proxy materials) to be received prior to the scheduled start of the Annual Meeting; or
(4) by Internet during the Annual Meeting. Instructions on how to virtually attend and vote during the Annual Meeting are described at www.virtualshareholdermeeting.com/NET2023 (have your Notice or proxy card in hand when you visit the website).
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Secretary, in writing, at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107 before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on May 31, 2023 (your latest telephone or Internet proxy is the one that will be counted);
•by completing and mailing a later-dated proxy card (which must be received prior to the scheduled start of the Annual Meeting); or
•attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or nominee.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Matthew Prince, Michelle Zatlyn, and Thomas Seifert have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted during the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented during the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions, and broker non-votes are counted as present for purposes of determining the presence of a quorum. Shares voting “WITHHOLD” on Proposal One will have no impact on the outcome of Proposal One. Abstentions will have the same effect as a vote "AGAINST" on Proposals Two and Three.
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank, or other nominee will have discretion to vote your shares on our sole "routine" matter, which is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Absent direction from you, your broker, bank, or other nominee will not have discretion to vote on Proposals One or Three, which are "non-routine" matters. In the event that your broker, bank, or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our Board of Directors is soliciting proxies for use in the Annual Meeting by means of the proxy materials. All expenses associated with this solicitation will be borne by us, including the preparation, assembly, printing, mailing, and distribution of these proxy materials. In addition, we will reimburse brokers, banks, and other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. Our directors, officers, and other employees may also solicit proxies in person, by mail, telephone, email, or by other means of communication. Our directors, officers, and other employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results during the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (SEC) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our 2022 Annual Report, primarily via the Internet. As a result, we are mailing our stockholders the Notice instead of a paper copy of the proxy materials. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 20, 2023 to all stockholders entitled to vote during the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
What does it mean if I receive more than one Notice or more than one set of printed proxy materials?
If you receive more than one Notice or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the Notice or proxy materials. How may I obtain an additional copy of the Notice or proxy materials?
We have adopted a procedure called "householding," which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of next year's Notice and, if applicable, our proxy materials, such stockholder may contact us at:

Cloudflare, Inc.
Attention: Investor Relations
101 Townsend Street
San Francisco, California 94107
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
As provided in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year's annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 22, 2023. In addition, stockholder proposals must comply with the other requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Cloudflare, Inc.
Attention: Secretary
101 Townsend Street
San Francisco, California 94107
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2024 annual meeting of stockholders, our Secretary must receive the written notice at the address set forth above:
•not earlier than the close of business on February 5, 2024; and
•not later than the close of business on March 6, 2024.
In the event that we hold the 2024 annual meeting of stockholders more than 30 days before, or more than 60 days after, the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.
Pursuant to Rule 14a-8, if a stockholder has notified us of his, her, or its intention to electronically present a proposal at an annual meeting of stockholders but does not appear to electronically present his, her, or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee's name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors."
Further, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under "Stockholder Proposals" for stockholder proposals that are not intended to be included in our proxy statement.
In addition to satisfying the requirements of our amended and restated bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than April 2, 2024.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC's website at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on April 10, 2023, or if you hold a valid proxy for the Annual Meeting. Any such stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/NET2023. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. If you do not have a control number, you will be able to listen to the meeting only and you will not be able to vote or submit your appropriate questions during the meeting.
The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time on Thursday, June 1, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Why is this Annual Meeting being held virtually?
We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote. As was the case for last year's annual meeting of stockholders, we have decided to conduct the Annual Meeting on a virtual basis because we believe it will be more beneficial than holding a live meeting. The virtual meeting technology that we use provides ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our Annual Meeting virtually, our stockholders will be provided comparable rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person.
Stockholders of record and street name stockholders with a legal proxy from their broker, bank, or other nominee will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NET2023, which will allow such stockholders to submit appropriate questions and vote shares electronically during the Annual Meeting. We believe our stockholders’ increased opportunity to participate in the Annual Meeting virtually should alleviate any concerns about disenfranchisement of our stockholder base as a result of our decision not to hold the Annual Meeting in person.
How can I submit a question before or during the Annual Meeting?
If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/NET2023, type your question into the “Ask a Question” field, and click “Submit.” Stockholders are permitted to submit appropriate questions before and during the Annual Meeting via www.proxyvote.com and the virtual meeting website, respectively, that are in compliance with the meeting rules of conduct that will be available on the virtual meeting website and with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered. Our virtual meeting website will also contain instructions for accessing technical support to assist in the event a stockholder encounters any difficulties accessing the virtual meeting. The questions received during the meeting that are in compliance with the meeting rules of conduct and our answers to such questions will be available as soon as practicable after the Annual Meeting on https://cloudflare.NET. The questions and answers will remain available on https://cloudflare.NET for one week after posting.
What if I have technical difficulties or trouble accessing the Annual Meeting?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NET2023. Technical support will be available starting at 8:45 a.m. Pacific Time on Thursday, June 1, 2023 and will remain available until the Annual Meeting has ended.
Who will count the votes?
Votes will be counted by the inspector of election appointed for the Annual Meeting by our Board of Directors.
How can I contact the company’s transfer agent?
You may contact our transfer agent, Computershare, by telephone at 1-800-736-3001 or by regular mail to P.O. Box 43006, Providence, RI 02940-3006 or by overnight delivery to 150 Royall St., Suite 101, Canton, MA 02021. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.computershare.com/investor.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board of Directors, which is elected by our stockholders. Our Board of Directors consists of eight directors, all of whom, other than Mr. Prince and Ms. Zatlyn, qualify as "independent" under the listing standards of the New York Stock Exchange (the NYSE). Our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, one class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth information regarding our directors, including their ages and current committee assignments, as of March 31, 2023:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Employee Directors:
Matthew Prince	II	48	Chief Executive Officer and Chair of the Board of Directors	2009	2024	—
Michelle Zatlyn	I	43	President, Chief Operating Officer, and Director	2009	2023	2026
Non-Employee Directors:						—
Mark Anderson(2)(3)	III	60	Director	2019	2025	—
Maria Eitel(2)	II	60	Director	2018	2024	—
Mark Hawkins(1)	III	63	Director	2022	2025	—
Carl Ledbetter(1)(2)(3)	III	73	Director	2009	2025	—
Scott Sandell(2)	I	58	Lead Independent Director	2010	2023	2026
Katrin Suder(1)	II	51	Director	2019	2024	—
_______________________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.

Our Board of Directors believes that directors who provide a significant breadth of experience, knowledge, education, and abilities in areas relevant to our business, while also representing a diversity of race, ethnicity, LGBTQ status, gender, age, geography, and other individual qualities and attributes contribute to a well-balanced and effective board. The metrics of our Board of Directors are highlighted in the following graphic.

Information Concerning Director Nominees
Scott Sandell. Mr. Sandell has served as a member of our Board of Directors since November 2010, as a member of our compensation committee since February 2019, and as our Lead Independent Director since September 2019. He has served as Managing General Partner of New Enterprise Associates, Inc. (NEA), a venture capital firm, since April 2017, Co-Managing General Partner of NEA from March 2015 to April 2017, and as a General Partner of NEA since September 2000. Mr. Sandell joined NEA in January 1996 and served as head of the firm’s technology investing practice for 10 years. He currently serves on the boards of directors of Coursera, Inc., an online learning platform, and several privately-held companies. Mr. Sandell previously served on the board of directors of Robinhood Markets, Inc., a financial technology company, Tuya, Inc., an IoT development platform service provider, and Bloom Energy Corporation, a provider of solid-oxide fuel cell systems. Mr. Sandell holds an A.B. in Engineering from Dartmouth College and an M.B.A. from Stanford University.
Mr. Sandell was selected to serve on our Board of Directors because of his leadership experience and experience as a director of both publicly and privately held technology companies.
Michelle Zatlyn. Ms. Zatlyn is one of our Co-Founders and serves as our President and Chief Operating Officer. She served as our Head of User Experience from 2009 until she was appointed as our Chief Operating Officer in 2016 and President in 2020. Ms. Zatlyn has served as a member of our Board of Directors since November 2009. Ms. Zatlyn currently serves on the board of directors and the audit committee of Atlassian Corporation, Plc. She holds a B.Sc. in Chemistry and Business from McGill University and an M.B.A. from Harvard Business School.
Ms. Zatlyn was selected to serve on our Board of Directors because of the perspective and experience she brings as our President and Chief Operating Officer and as one of our Co-Founders.
Information Concerning Directors Not Standing for Election at the Annual Meeting
Continuing Directors
Mark Anderson. Mr. Anderson has served as a member of our Board of Directors and our nominating and corporate governance committee since August 2019 and as a member of our compensation committee since January 2021. Mr. Anderson has served as the Chief Executive Officer of Alteryx, Inc., a software company, since October 2020. He served as a consultant for Anaplan, Inc., a software company, from February 2020 until October 2020 and as Chief Growth Officer at Anaplan, Inc. from August 2019 until February 2020. Mr. Anderson was previously with Palo Alto Networks, Inc., a cybersecurity company, where he served as President from August 2016 to October 2018, Executive Vice President, Worldwide Field Operations from May 2016 to August 2016, and Senior Vice President, Worldwide Field Operations from June 2012 to May 2016. From October 2004 to May 2012, Mr. Anderson was with F5 Networks, Inc., an IT infrastructure company, where he served in several management roles, including as Executive Vice President of Worldwide Sales. Mr. Anderson currently serves on the board of directors of Alteryx, Inc. He holds a B.A. in Business and Economics from York University.
Mr. Anderson was selected to serve on our Board of Directors due to his experience as an officer and director of publicly traded companies, his background in networking and cybersecurity, and his extensive experience as an executive in the technology industry.
Maria Eitel. Ms. Eitel has served on our Board of Directors since December 2018 and as Chair of our compensation committee since February 2019. From September 2015 until May 2021, Ms. Eitel served as the Co-Chair of the Nike Foundation, a non-profit organization funded by NIKE, Inc., and Chair of Girl Effect, an independent non-profit organization she founded with the goal of transforming the lives of adolescent girls. She served as the Founder, Chief Executive Officer, and President of the Nike Foundation from March 2005 to September 2015. From January 1998 to March 2005, Ms. Eitel was the first Vice President, Corporate Responsibility of NIKE, a designer, developer, and seller of athletic footwear, apparel, equipment, accessories, and services. Ms. Eitel holds a B.A. in Humanistic Studies from McGill University, an M.S. in Foreign Service from Georgetown University, and an Honorary Doctorate of Humane Letters from Babson College.
Ms. Eitel was selected to serve on our Board of Directors because of the perspective and experience she brings from her role as an executive of a publicly traded company and from her background in corporate social responsibility.
Mark Hawkins.    Mr. Hawkins has served on our Board of Directors and as Chair of our audit committee since June 2022. He served as President and Chief Financial Officer Emeritus Advisor for Salesforce.com, Inc., a software company, from February 2021 to November 2021. Prior to that, he served as President and Chief Financial Officer and Principal Financial Officer of Salesforce.com, Inc. from August 2017 to January 2021, and as the Chief Financial Officer, Principal Financial Officer and

Executive Vice President of Salesforce.com, Inc. from August 2014 to August 2017. From April 2009 to July 2014, Mr. Hawkins served as Executive Vice President, Chief Financial Officer, and Principal Financial Officer of Autodesk, Inc., a design software and services company. Mr. Hawkins previously served as Chief Financial Officer and Senior Vice President of Finance and Information Technology at Logitech International S.A., a global hardware company, from April 2006 to April 2009. Mr. Hawkins currently serves on the board of directors and audit committees of Toast, Inc., a software company, and SecureWorks Corp., a global cybersecurity company, and the board of directors of Workday, Inc., a software company. In 2021, he briefly served on the board of directors of Fidelity National Information Services, Inc., a financial technology company, before stepping down from the role. He holds a B.A. in Operations Management from Michigan State University and an M.B.A from University of Colorado. He also completed the Advanced Management Program at Harvard Business School.
Mr. Hawkins was selected to serve on our Board of Directors due to his experience as an officer and director of publicly traded software and technology companies and his financial expertise in the technology industry.
Carl Ledbetter. Dr. Ledbetter has served as a member of our Board of Directors since November 2009, as a member of our audit committee since December 2018, as Chair of our nominating and corporate governance committee since August 2019, and as a member of our compensation committee since March 2021. Dr. Ledbetter has served as the Chairman and Chief Technology Officer of SimpleRose, Inc., a software company, since July 2018 and as Chief Executive Officer of SimpleRose, Inc. since August 2019. He served as a Managing Director of Pelion Venture Partners, a venture capital firm, from June 2003 through June 2018 and as a Special Advisor from June 2018 until December 2019. Dr. Ledbetter has served on the boards of directors of four other public companies and more than thirty privately-held companies during his career. Dr. Ledbetter holds a B.S. in Mathematics from the University of Redlands, an M.S. in Mathematics from Brandeis University, and a Ph.D. in Mathematics from Clark University.
Dr. Ledbetter was selected to serve on our Board of Directors because of his understanding of networking technology and his experience as a director of several technology companies.
Matthew Prince. Mr. Prince is one of our Co-Founders and has served as our Chief Executive Officer and Chair of our Board of Directors since July 2009. He also co-founded Unspam Technologies, Inc., a software and services company, and has served as its Chair since December 2001. Mr. Prince holds a B.A. in English and a minor in Computer Science from Trinity College-Hartford, a J.D. from the University of Chicago Law School, and an M.B.A. from Harvard Business School.
Mr. Prince was selected to serve on our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our Co-Founders.
Katrin Suder. Dr. Suder has served as a member of our Board of Directors and as a member of our audit committee since August 2019. From August 2018 until December 2022, Dr. Suder served as Chairperson of the Advisory Council on Digitalization to the German Federal Government. Since January 2019, she has served as founder and co-Chief Executive Officer of TAE Advisory & Sparring GmbH, a consulting company, through which she serves as an advisor to several clients (e.g., EQT and Macro Advisory Partners). From August 2014 until April 2018, Dr. Suder served as State Secretary for the German Federal Ministry of Defense. From October 2000 to July 2014, she was with McKinsey & Company, a management consulting company, where she managed the German Public Sector Practice from 2010 to 2014. Dr. Suder currently serves on the supervisory board of LEG Immobilien SE, a German property company. Dr. Suder holds a B.A. in German Literature and Theater and a Ph.D. in Computational Neuroscience from Ruhr University Bochum.
Dr. Suder was selected to serve on our Board of Directors because of her experience at the intersection of technology, business, and policy.
Director Independence
Our Class A common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company's board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an "independent director" if the listed company’s board of directors affirmatively determines that the director does not have a material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). As noted in the commentary to the listing standards, the concern underlying these listing standards is independence from management.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board of Directors has affirmatively determined that each of our directors, other than Mr. Prince and Ms. Zatlyn, does not have any material relationship with our company and that each of these directors is "independent" as that term is defined under the listing standards of the NYSE and the applicable rules and regulations of the SEC. In making these affirmative determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining the independence of the non-employee directors, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Matthew Prince, our Co-Founder and Chief Executive Officer, serves as Chair of our Board of Directors, presides over meetings of our Board of Directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board of Directors. Our independent directors bring experience, oversight, and expertise from outside of our company, while Mr. Prince and Ms. Zatlyn each bring current company-specific experience, leadership, and insight as our Co-Founders and as our Chief Executive Officer and our President and Chief Operating Officer, respectively.
Our Board of Directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director if the Chair is not independent. Our Board of Directors has appointed Scott Sandell to serve as our Lead Independent Director. As Lead Independent Director, Mr. Sandell presides over periodic meetings of our independent directors, has authority to call additional meetings of the independent directors, meets regularly with our Chair and serves as a liaison between our Chair and our independent directors, facilitates effective and candid communication to optimize performance of the Board of Directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. The Board of Directors believes that our structure is appropriate and provides independent leadership and engagement from the Lead Independent Director, while providing the benefit of having our Chief Executive Officer, the individual with primary responsibility for managing the company’s day-to-day operations, chair regular Board of Directors meetings as key business and strategic issues are discussed.

Board Meetings and Committees
During our fiscal year ended December 31, 2022, our Board of Directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
Although our corporate governance guidelines do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Seven of our eight then-serving directors attended our 2022 annual meeting of stockholders (the 2022 Annual Meeting). The only director that did not attend the 2022 Annual Meeting was Stanley Meresman, whose term expired at the 2022 Annual Meeting.
Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.
Audit Committee
Our audit committee consists of Mr. Hawkins, Dr. Ledbetter, and Dr. Suder, with Mr. Hawkins serving as Chair. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Mr. Meresman served as the Chair of the Audit Committee until his term as a member of our Board of Directors expired at the 2022 Annual Meeting. Mr. Hawkins was appointed as the Chair of the Audit Committee to fill the vacancy. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board of Directors has determined that each of Mr. Hawkins and Dr. Ledbetter is an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the Securities Act). Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence, and overseeing performance, of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•overseeing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•reviewing related party transactions;
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm; and
•overseeing the adoption of new accounting standards.
No member of our audit committee may serve on the audit committee of more than three public companies, including Cloudflare, unless the Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the audit committee and discloses such determination in accordance with the requirements of the NYSE.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://cloudflare.NET.
Our audit committee held eight meetings during the fiscal year ended December 31, 2022.

Compensation Committee
Our compensation committee consists of Mr. Anderson, Ms. Eitel, Dr. Ledbetter, and Mr. Sandell, with Ms. Eitel serving as Chair. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•making recommendations to our Board of Directors regarding the compensation of our executive officers, including our Chief Executive Officer and our President and Chief Operating Officer;
•administering our equity compensation plans;
•reviewing, approving, and administering incentive compensation and equity compensation plans;
•reviewing and approving our overall compensation philosophy; and
•making recommendations regarding non-employee director compensation to our full Board of Directors.
Our compensation committee has engaged an independent consultant, Compensia, Inc. (Compensia), to advise the compensation committee on an as-needed basis with respect to executive and non-employee director compensation matters, including the compensation committee’s review and consideration of the 2021 performance equity awards (which were forfeited in accordance with their terms in 2022) and the 2023 equity awards granted to our Co-Founders, Mr. Prince and Ms. Zatlyn. Compensia reports directly to the compensation committee and does not provide services to company management. For more information on the processes and procedures followed by the compensation committee for the consideration and determination of executive compensation, see the section titled “Compensation Discussion and Analysis.”
In addition, in connection with the compensation committee’s review and consideration of the 2021 performance equity awards and 2023 equity awards granted to our Co-Founders, the compensation committee engaged as its independent counsel, Potter Anderson & Corroon LLP (Potter Anderson), to advise the compensation committee with respect to such matters. For more information on the processes and procedures followed by the compensation committee related to the consideration and determination of executive compensation, see the section titled “Compensation Discussion and Analysis.”
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://cloudflare.NET.
Our compensation committee held eight meetings during the fiscal year ended December 31, 2022.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Anderson and Dr. Ledbetter, with Dr. Ledbetter serving as Chair. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, and selecting, or making recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees;
•overseeing the evaluation of the performance of our Board of Directors and of individual directors;
•considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•overseeing our corporate governance practices;
•overseeing our policies and practices regarding corporate social responsibility and sustainability programs;
•contributing to succession planning; and
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://cloudflare.NET.
Our nominating and corporate governance committee held three meetings during the fiscal year ended December 31, 2022.
Compensation Committee Interlocks and Insider Participation
During 2022, Mr. Anderson, Ms. Eitel, Dr. Ledbetter, and Mr. Sandell served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or compensation committee. See the section titled "Certain Relationships and Related Party Transactions" for information about related party transactions involving members of our compensation committee or their affiliates.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis but no less than twice per year. Such executive sessions will be led by independent directors. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis but not less than twice per year.

Considerations in Evaluating Director Nominees
Identifying and Evaluating Director Nominees
Our Board of Directors has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board of Directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee's charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors based on feedback collected through annual performance self-evaluations and skills assessments completed by our directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates to the Board of Directors for its approval as director nominees for election to the Board of Directors.
Director Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, including current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest, and other commitments, including service on other public company boards of directors and related committees. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings (and, in no event, attend fewer than 75% of such meetings). Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders' best interests.
Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body. In evaluating director candidates, including members of our Board of Directors eligible for re-election, our nominating and corporate governance committee considers factors including, without limitation, issues of character, integrity, judgment, independence, length of service, potential conflicts of interest, other commitments and diversity, and with respect to diversity, such factors as gender, race, ethnicity, LGBTQ status, age, professional background, experience, perspective and area of expertise as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on our Board of Directors. Nominees must also have the highest personal and professional ethics and integrity and the ability to assist and support our management team based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our Board of Directors and have sufficient time available in the judgment of our nominating and corporate governance committee to diligently perform all Board of Directors and committee responsibilities.
Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board of Directors the director nominees for selection.
The foregoing considerations were all applied by the nominating and corporate governance committee during a thorough process to review candidates for our Board of Directors. As a result of that process, the nominating and corporate governance committee recommended, and our Board of Directors decided to nominate, each of Mr. Sandell and Ms. Zatlyn as candidates for re-election at the upcoming Annual Meeting.

Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of our fully diluted capitalization continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, information regarding any relationships between the candidate and Cloudflare, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our Board of Directors, and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and Rule 14a-19 and should be sent in writing to our Secretary at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107. To be timely for the 2024 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “General Information—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”
Communications with Our Board of Directors
Interested parties wishing to communicate with non-management members of our Board of Directors may do so by writing and mailing the correspondence to our Secretary at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107. Each communication should set forth (i) the name and address of the sender and (ii) the class and number of shares of our common stock, if any, that are owned of record or beneficially owned by the sender.
Our Secretary or legal department, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming stockholder communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Lead Independent Director.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and our code of business conduct and ethics is posted on our website at https://cloudflare.NET. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website, or in filings under the Exchange Act.
Role of Board in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance, and reputational. We have designed and implemented processes to manage these risks. Management is responsible for the day-to-day oversight and management of risks our company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Consistent with this approach, our Board of Directors, with the assistance of its committees, regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each of its regular meetings. Directors also have access to management outside of its regular meetings and are free to ask any questions and receive all information necessary to perform their duties as a director. Our Board of Directors also receives regular reports on all significant committee activities at each of its regular meetings, and evaluates the risks inherent in significant transactions.
While our Board of Directors ultimately is responsible for risk oversight, the committees of our Board of Directors assist it in fulfilling its oversight responsibilities in certain areas of risk. For example, our audit committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and cybersecurity, and discusses with management, our internal audit function, and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our nominating and corporate governance committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board and committee organization, director independence, conflicts of interest, corporate social responsibility and sustainability programs, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies by reviewing, in consultation with management and Compensia, our compensation committee's independent compensation consultant, our compensation plans, policies, and practices for named executive officers and other employees. These committees provide regular reports on our risk management efforts to the full Board of Directors.

Non-Employee Director Compensation
We have adopted a compensation policy for our non-employee directors. Under this director compensation policy, each non-employee director receives the cash and equity compensation for his or her board services described below. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses to board and committee meetings. This policy was developed with input from Compensia regarding practices and compensation levels at comparable companies. We considered and discussed these recommendations and data, and considered the specific duties and committee responsibilities of particular directors. After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our Board of Directors adopted and our stockholders approved the director compensation policy. We review the director compensation policy annually, and we continue to believe this policy provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers.
The policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP)). Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Cash Compensation
Under the director compensation policy, each non-employee director is paid an annual cash retainer of $30,000. In addition, non-employee directors are entitled to receive the following cash compensation for annual service in the following positions:

Chair of the audit committee	$20,000
Member of the audit committee (other than Chair)	$10,000
Chair of the compensation committee	$12,000
Member of the compensation committee (other than Chair)	$6,000
Chair of the nominating and corporate governance committee	$7,500
Member of the nominating and corporate governance committee (other than Chair)	$4,000
Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
Equity Compensation
Initial Award
Each person who first becomes a non-employee director will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units (RSUs) covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $400,000, rounded down to the nearest whole share. This initial award will vest in equal annual installments on each of the first three anniversaries of the date of becoming a non-employee director, subject to continuing to provide services to us through each applicable vesting date. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the person to an initial award.
Annual Award
Each non-employee director who has completed at least six months of continuous service as a non-employee director automatically will receive, on the date of each annual meeting of our stockholders, an annual award of RSUs covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $200,000, rounded down to the nearest whole share. Each annual award will vest on the earlier of (i) the one-year anniversary of the date the annual award is granted or (ii) the day prior to the date of the annual meeting of our stockholders that next follows the grant date of the annual award, subject to continuing to provide service to us through the applicable vesting date.

Change in Control
In the event of a “change in control” (as defined in our 2019 Equity Incentive Plan (the 2019 Plan)), each non-employee director will fully vest in his or her outstanding company equity awards, provided that the non-employee director continues to be a non-employee director through the date of the change in control.
Acceleration of Vesting
Mr. Meresman’s term as a member of our Board of Directors expired at our 2022 Annual Meeting. In thanks for Mr. Meresman’s distinguished service as a director and as Chair of the audit committee, our Board of Directors approved the vesting acceleration of the 33,000 remaining unvested shares as of June 1, 2022 underlying the option to purchase 56,000 shares of our Class B common stock that had been granted to Mr. Meresman in connection with his appointment to our Board of Directors in December 2018. The acceleration was effective as of immediately prior to our 2022 Annual Meeting.
Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the year ended December 31, 2022. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended December 31, 2022, Mr. Prince, our Chief Executive Officer, and Ms. Zatlyn, our President and Chief Operating Officer, were each a member of our Board of Directors, as well as an employee, and thus received no additional compensation for his or her services as a director. See the section titled “Executive Compensation” for additional information regarding their compensation.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)(2)	Total($)
Mark Anderson(3)	40,000	199,987	239,987
Maria Eitel(4)	42,000	199,987	241,987
Mark Hawkins(5)(6)	29,167	399,973	429,140
Carl Ledbetter	53,500	199,987	253,487
Stanley Meresman(7)	21,032	—	21,032
Scott Sandell	36,000	199,987	235,987
Katrin Suder(8)	40,000	199,987	239,987
_______________________
(1)The amounts reported represent the aggregate grant date fair value of the RSUs awarded under our 2019 Plan to our non-employee directors in accordance with the director compensation policy, calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
(2)As of December 31, 2022, each non-employee director, other than Mr. Hawkins, held 3,454 RSUs in connection with the annual award of RSUs granted to them on the date of our 2022 Annual Meeting in accordance with our director compensation policy (the 2022 Annual Award). 100% of the shares of Class A common stock underlying these RSUs vest on the earlier of (i) June 2, 2023 or (ii) the day prior to the date of the Annual Meeting, subject to the director's continued service to us through the applicable vesting date.
(3)As of December 31, 2022, in addition to the 2022 Annual Award Mr. Anderson received, Mr. Anderson held 21,375 RSUs for shares of our Class B common stock in connection with his appointment to our Board of Directors in August 2019. The shares of Class B common stock underlying these RSUs vest in 16 quarterly installments following August 15, 2019.
(4)As of December 31, 2022, in addition to the 2022 Annual Award Ms. Eitel received, Ms. Eitel held 1,250 RSUs for shares of our Class B common stock that were granted in connection with her agreement to chair our compensation committee in July 2019. The shares of Class B common stock underlying these RSUs vest in 16 quarterly installments following February 15, 2019.

(5)Mr. Hawkins was appointed to our Board of Directors and as Chair of the audit committee, effective June 2, 2022. Accordingly, his fees were prorated for the portion of 2022 in which he served as a director and Chair of the audit committee.
(6)As of December 31, 2022, Mr. Hawkins held 6,908 RSUs in connection with the initial award of RSUs granted to him on the date of our 2022 Annual Meeting in accordance with our director compensation policy. The shares of Class A common stock underlying these RSUs vest in equal annual installments on each of the first three anniversaries of the date of becoming a non-employee director, subject to his continued service to us through each applicable vesting date.

(7)Mr. Meresman's term expired at the 2022 Annual Meeting. Accordingly, his fees were prorated for the portion of 2022 in which he served as a director and Chair of the audit committee. In addition, our Board of Directors approved the vesting acceleration of the unvested portion of the stock option granted to Mr. Meresman in connection with his appointment to our Board of Directors in December 2018, as described above.
(8)As of December 31, 2022, in addition to the 2022 Annual Award Dr. Suder received, Dr. Suder held 22,500 RSUs for shares of our Class B common stock in connection with her appointment to our Board of Directors in August 2019. The shares of Class B common stock underlying these RSUs vest in 16 quarterly installments following August 15, 2019.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board of Directors is comprised of eight members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. One class is elected each year during the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting, the term of the Class II directors expires at the 2024 annual meeting of stockholders, and the term of the Class III directors expires at the 2025 annual meeting of stockholders. After their initial terms expire, directors are expected to be elected to hold office for three-year terms and until their successors have been duly elected and qualified, subject to their earlier death, resignation, or removal.
Nominees
Our Class I directors, whose terms will expire at the Annual Meeting, are Scott Sandell and Michelle Zatlyn. Our nominating and corporate governance committee has recommended, and our Board of Directors has approved, Scott Sandell and Michelle Zatlyn as nominees for election as Class I directors in the Annual Meeting. If elected, each of Mr. Sandell and Ms. Zatlyn will serve as Class I directors until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees is a current Class I director and member of our Board of Directors. For information concerning the nominees, please see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Sandell and Ms. Zatlyn. We expect that each of Mr. Sandell and Ms. Zatlyn will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. Any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed KPMG LLP (KPMG) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2023, and we are asking you and our other stockholders to ratify this appointment. KPMG has served as our independent registered public accounting firm since 2014.
Our Board of Directors is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment. Representatives of KPMG will be present during the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the PCAOB. Our audit committee has pre-approved all services performed by KPMG during fiscal year 2022 in accordance with the pre-approval policy.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by KPMG for our fiscal years ended December 31, 2022 and 2021.

Fee Category	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$3,521,237	$3,386,537
Audit-Related Fees(2)	$63,180	$78,197
Tax Fees(3)	$416,550	$304,774
All Other Fees	—	—
Total Fees	$4,000,967	$3,769,508
_______________________
(1)Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, and statutory audits of our international subsidiaries. The amount under Audit Fees for fiscal 2021 includes a true-up to the final agreed upon billing amount by KPMG, which represents an increase of approximately $85,000 as compared to the amount of such Audit Fees disclosed in our definitive proxy statement filed with the SEC on April 21, 2022.
(2)Audit-Related Fees consist primarily of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” The amount under Audit-Related Fees for fiscal 2021 includes a true-up to the final agreed upon billing amount by KPMG, which represents an increase of approximately $7,500 as compared to the amount of such Audit-Related Fees disclosed in our definitive proxy statement filed with the SEC on April 21, 2022.
(3)Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include consultation on tax matters and assistance regarding federal, state, and international tax compliance.

Auditor Independence
In our fiscal year ended December 31, 2022, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.
Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of our Board of Directors comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board of Directors, which is available on our website at https://cloudflare.NET. The composition of the audit committee, the attributes of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee's performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with KPMG its independence.
Based on the audit committee's review and discussions with management and KPMG, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the audit committee of our Board of Directors:

Mark Hawkins (Chair)
Carl Ledbetter
Katrin Suder
This report of the audit committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. For a discussion of who our “named executive officers” are, see the section titled “Executive Compensation—Compensation Discussion and Analysis.”

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which provide a comprehensive review of our executive compensation program and its elements, objectives, and rationale. We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Philosophy and Objectives,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2023. Each of our executive officers is appointed by, and serves at the discretion of, our Board of Directors.

Name	Age	Position
Matthew Prince	48	Chief Executive Officer and Chair of the Board of Directors
Michelle Zatlyn	43	President, Chief Operating Officer, and Director
Thomas Seifert	59	Chief Financial Officer
Douglas Kramer	52	General Counsel and Secretary
For the biographies of Mr. Prince and Ms. Zatlyn, see the section titled "Board of Directors and Corporate Governance."
Thomas Seifert. Mr. Seifert has served as our Chief Financial Officer since June 2017. Prior to joining us, he served as Executive Vice President and Chief Financial Officer of Symantec Corporation, a provider of cybersecurity software and services, from March 2014 to November 2016 and served in an advisory capacity to Symantec from December 2016 to March 2017. From December 2012 to March 2014, Mr. Seifert served as Executive Vice President and Chief Financial Officer of Brightstar Corp., a wireless distribution and services company. From October 2009 to September 2012, he served as Senior Vice President and Chief Financial Officer at Advanced Micro Devices Inc., a semiconductor company, where he additionally served as Interim Chief Executive Officer from January 2011 to August 2011. Mr. Seifert currently serves as a member of the board of directors of First Derivatives plc, an ultra-high-performance analytics software company. He previously served on the board of directors of CompuGroup Medical SE, an eHealth provider, and IPG Photonics Corporation, a manufacturer of fiber lasers. Mr. Seifert holds a B.A. in Business Administration and an M.B.A. from Friedrich Alexander University, and an M.A. in Mathematics and Economics from Wayne State University.
Douglas Kramer. Mr. Kramer has served as our General Counsel since August 2016 and our Secretary since August 2019. Prior to joining us, he served as Deputy Administrator of the U.S. Small Business Administration from April 2015 to July 2016. From November 2013 to March 2015, Mr. Kramer served as General Counsel of the United States Agency for International Development. He served in the White House as Staff Secretary and Deputy Assistant to the President of the United States from March 2012 to November 2013, and Associate Counsel and Special Assistant to the President of the United States from September 2010 to March 2012. From July 2009 to September 2010, Mr. Kramer served as Counsel to the Assistant Attorney General for the Antitrust Division of the United States Department of Justice. From July 2006 to June 2009, he served as a Partner with the law firm of Polsinelli PC. From 2001 to 2006, Mr. Kramer was an Associate at the law firm of Covington & Burling LLP. Mr. Kramer holds a B.A. in Philosophy and English from Georgetown University, and a J.D. from the University of Chicago Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
This Compensation Discussion and Analysis provides information regarding the 2022 compensation program for our principal executive officer, our principal financial officer, and each of our two other executive officers at fiscal year-end (our named executive officers). Our named executive officers for the fiscal year ended December 31, 2022 were:

Named Executive Officer	Title
Matthew Prince	Chief Executive Officer and Chair of our Board of Directors (our CEO)
Michelle Zatlyn	President, Chief Operating Officer, and Director (our President)
Thomas Seifert	Chief Financial Officer (our CFO)
Douglas Kramer	General Counsel and Secretary (our General Counsel)
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2022. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our Board of Directors and the compensation committee arrived at the specific compensation decisions for our named executive officers in 2022 and discusses the key factors that were considered in making these decisions.
Executive Summary
Who We Are
We are a global cloud services provider that delivers a broad range of services to businesses of all sizes and in all geographies, making them more secure, enhancing the performance of their business-critical applications, and eliminating the cost and complexity of managing individual network hardware. Our network serves as a scalable, easy-to-use, unified control plane to deliver security, performance, and reliability across on-premises, hybrid, cloud, and software-as-a-service (SaaS) applications. We serve comprehensive customer needs across security, performance, and reliability.
2022 Business Highlights
Our 2022 financial highlights included the following:
•Revenue – Total revenue of $975.2 million, representing an increase of 49% year-over-year.
•Gross Profit – GAAP gross profit was $742.6 million, or 76.1% gross margin, compared to $509.3 million, or 77.6%, in fiscal 2021. Non-GAAP gross profit was $762.8 million, or 78.2% gross margin, compared to $515.9 million, or 78.6%, in fiscal 2021.
•Operating Income/Loss – GAAP loss from operations was $201.2 million, or 20.6% of total revenue, compared to $127.7 million, or 19.5% of total revenue, in fiscal 2021. Non-GAAP income from operations was $35.7 million, or 3.7% of total revenue, compared to non-GAAP loss from operations of $7.0 million, or 1.1% of total revenue, in fiscal 2021.

•Net Income/Loss – GAAP net loss was $193.4 million, compared to $260.3 million for fiscal 2021. Non-GAAP net income was $44.4 million, compared to non-GAAP net loss of $15.1 million for fiscal 2021. GAAP net loss per basic and diluted share was $0.59, compared to $0.83 for fiscal 2021. Non-GAAP net income per diluted share was $0.13, compared to non-GAAP net loss per diluted share of $0.05 for fiscal 2021.
•Cash Flow – Net cash flow from operating activities was $123.6 million, compared to $64.6 million for fiscal 2021. Free cash flow was negative $39.8 million, or 4% of total revenue, compared to negative $43.1 million, or 7% of total revenue, for fiscal 2021.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP gross profit, non-GAAP income from operations, non-GAAP loss from operations, non-GAAP net income, non-GAAP net loss, non-GAAP net income per share, non-GAAP net loss per share, and free cash flow. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see Exhibit 99.1 to our Current Report on Form 8-K and our 2022 Annual Report furnished to the SEC on February 9, 2023 and April 20, 2023, respectively.
2022 Executive Compensation Highlights
Our Board of Directors and the compensation committee took the following actions with respect to the compensation of our named executive officers for 2022 and 2023:
•No Base Salary Increases – The annual base salaries of our named executive officers were maintained at their 2021 levels.
•No Annual Cash Bonus Program – We did not have a cash bonus program in 2022 for our named executive officers, and historically have not maintained an annual cash bonus program for our named executive officers.
•Long-Term Incentive Compensation for Messrs. Seifert and Kramer – In February 2022, we granted to Messrs. Seifert and Kramer long-term incentive compensation opportunities in the form of restricted stock unit (RSU) awards granted under the 2019 Plan that vest over four years and may be settled for 36,277 and 22,673 shares of our Class A common stock, respectively. In addition, in February 2022, we granted to Messrs. Seifert and Kramer performance-based stock options to purchase 555,000 and 330,000 shares of our Class A common stock, respectively, that vest and become exercisable only if we achieve certain stock price milestones and the named executive officer remains a “service provider” (as defined in the 2019 Plan) through the determination of the achievement of the milestones and through certain additional time-based vesting requirements (the Performance Options). The Performance Options are described in more detail in “Compensation Elements — Long-Term Incentive Compensation – Equity Awards for Messrs. Seifert and Kramer” below, including amendments to the Performance Options approved in 2023 to strengthen their incentive and retention impact.
•Forfeiture of 2021 Co-Founder Performance Awards – In December 2021, the compensation committee approved the grant to each of our CEO and our President (the Co-Founders) of a 10-year performance-based option to purchase 3,960,000 shares of our Class A common stock that would vest and become exercisable only if we achieved certain stock price milestones and, with respect to each Co-Founder, he or she continued to remain in a primary leadership position with us through the determination of the achievement of the milestones and through certain additional time-based vesting requirements (the Co-Founder Performance Awards). By their terms, the Co-Founder Performance Awards would forfeit if not approved by our disinterested stockholders by December 22, 2022. After intensive discussions with, and feedback from, certain of our stockholders, we decided to withdraw the proposal to approve the Co-Founder Performance Awards from the agenda of the 2022 Annual Meeting. Consequently, the Co-Founder Performance Awards were forfeited by our Co-Founders on December 23, 2022. These decisions and subsequent related decisions in 2023 are described in more detail in “Compensation Elements – Long-Term Incentive Compensation – Forfeiture of 2021 Co-Founder Performance Awards for Mr. Prince and Ms. Zatlyn; Grant of 2023 RSUs to Mr. Prince and Ms. Zatlyn” below.
•Long-Term Incentive Compensation for Co-Founders – We did not grant any equity awards to Mr. Prince or Ms. Zatlyn in 2022. As discussed below, during 2022, the compensation committee continued to consider equity award structures for each of our CEO and our President that might be appropriate in view of the withdrawal of the proposal for approval of the Co-Founder Performance Awards and their subsequent forfeiture and, in 2023, granted annual-sized, time-based equity awards to each of them, as described below.
•Adoption of Executive Air Travel Security Policy – In 2022, our Board of Directors and the compensation committee approved an executive air travel security policy that, for security reasons, generally requires our Co-Founders to use private aircraft for business and personal travel (the Air Travel Security Policy). The Air Travel Security Policy is described in more detail in “Compensation Elements – Perquisites and Other Personal Benefits” below.
Pay-for-Performance
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our named executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our named executive officers typically varies from year to year in a manner that is consistent with our “pay-for-performance” philosophy. Specifically, our executive compensation program emphasizes “variable” pay in the form of equity awards over “fixed” pay in the form of base salary.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices that were in effect in 2022:

	What We Do		What We Don't Do

☑	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.	☒
Limited Perquisites. Perquisites or other personal benefits are not a material part of our compensation program for our named executive officers, and generally are only provided when they serve a legitimate business purpose (such as the security of our Co-Founders).

☑
Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.
☒
Limited Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, except in limited circumstances to achieve specific business objectives.

☑
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
☒
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.

☑
Use a Pay-for-Performance Philosophy. The majority of our named executive officers’ compensation opportunities consists of long-term incentive compensation in the form of equity awards. As a result of this emphasis on equity awards, a substantial portion of each named executive officer’s target total direct compensation is dependent upon our overall, long-term success (as measured through our stock price), thereby aligning the interests of our named executive officers and our stockholders. The granting of the Performance Options to Messrs. Seifert and Kramer and certain other key employees demonstrates our commitment to strongly tying compensation potential to the creation of value for our stockholders.

☒
No Special Retirement, Health, or Welfare Benefits. We do not provide our named executive officers with any retirement, health, or welfare benefit programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

☑
Stock Ownership Guidelines. We maintain a stock ownership policy that requires minimum ownership of shares of our common stock by our CEO, President, all Senior Vice Presidents and above (which includes all executive officers who are subject to Section 16 of the Exchange Act), and the non-employee members of our Board of Directors.

☒
No Hedging or Pledging of our Securities. We prohibit, absent a waiver from our General Counsel or our CFO, our named executive officers and the members of our Board of Directors from hedging or pledging our securities.

	☒	No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our named executive officers.
Stockholder Advisory Vote on Named Executive Officer Compensation
At the 2022 Annual Meeting, we conducted a “Say-on-Pay” vote. Approximately 81.5% of the shares represented and entitled to vote on the matter (excluding broker non-votes) voted to approve, on an advisory basis, the compensation of our named executive officers. The compensation committee considers the result of the Say-on-Pay vote in determining, or recommending to our Board of Directors for approval, the compensation of our named executive officers. Based on the level of support for our executive compensation philosophy, program, and practices demonstrated by the result of last year’s Say-on-Pay vote, among other factors, our Board of Directors and the compensation committee determined to continue our implementation of our compensation philosophy and further emphasize our commitment to link pay to performance and to align the interests of our named executive officers with those of our stockholders.
We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. The compensation committee will consider the outcome of this year’s Say-on-Pay vote (see Proposal Three in this Proxy Statement), as well as feedback received throughout the year, when making compensation decisions for our named executive officers or making recommendations to our Board of Directors regarding named executive officer compensation.
In addition, consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes held at our 2021 annual meeting of stockholders, we intend to hold future Say-on-Pay votes on an annual basis. Accordingly, following the Annual Meeting to which this Proxy Statement relates, our next Say-on-Pay vote will be conducted at our 2024 annual meeting of stockholders.
Executive Compensation Philosophy and Objectives
Our executive compensation program is designed to:
•attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executives that are fair, easy to understand, and competitive; provide high retention value; and reward high performance and the achievement of our business objectives; and
•effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Generally, we structure the annual compensation of our named executive officers using two principal elements: (1) base salary and (2) long-term incentive compensation opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our named executive officers and stockholders and to link pay to performance.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process
Role of Compensation Committee and Board of Directors
The compensation committee discharges the responsibilities of our Board of Directors relating to the compensation of our named executive officers as set forth in its charter and reports to our Board of Directors on its discussions, decisions, recommendations, and other actions. Generally, the compensation committee makes recommendations to our Board of Directors regarding the compensation for each named executive officer, including our Co-Founders. Our Board of Directors generally makes all final decisions regarding the compensation of our Co-Founders and other named executive officers.
The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our Co-Founders and other named executive officers. In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and considers the performance of our named executive officers, including through formal performance reviews of each of our Co-Founders, when formulating recommendations or making decisions with respect to their compensation.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program. The compensation committee also engaged an additional independent legal counsel, Potter Anderson, in connection with its review and consideration of equity awards for our Co-Founders.
Setting Target Total Direct Compensation
The compensation committee reviews the annual base salary levels and long-term incentive compensation opportunities of our named executive officers at the beginning of each year, or more frequently as warranted.
The compensation committee does not establish a specific target for formulating its recommendations about the target total direct compensation opportunities of our named executive officers. Instead, the members of the compensation committee rely primarily on their general experience, business judgment and subjective considerations of various factors, our executive compensation program objectives, past and expected future company and individual performance, the executive officer’s role and responsibilities within the organization and expected contributions to the company, internal equity among the members of the executive team, compensation practices of our compensation peer group and/or selected broad-based compensation surveys, and the recommendations of our CEO and/or our President (other than with respect to their own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations or decisions.
The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our named executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies and more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the compensation committee works with members of our management, including our Co-Founders (although our Co-Founders are not present for deliberations and determinations involving their own compensation). Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews proposals from our Co-Founders with respect to program structures, as well as their recommendations for adjustments to annual base salaries, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to their own compensation) based on our Co-Founders’ evaluation of our other named executive officers’ performance for the prior year.

Our Co-Founders make their recommendations regarding annual base salaries and long-term incentive compensation opportunities for our other named executive officers based on such factors as our Co-Founders deem relevant, such as the company’s overall performance and expected trajectory, the contributions toward these results, and anticipated future contributions, the named executive officer's role and performance of his or her duties, and his or her achievement of individual goals, retention considerations, and internal equity considerations.
The compensation committee reviews and discusses our Co-Founders' proposals and recommendations with them when appropriate and considers their proposals and recommendations as one factor in formulating its recommendations for the compensation of our named executive officers, including our Co-Founders. Our Co-Founders also attend meetings of our Board of Directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving their own compensation.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program on an ongoing basis. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In fiscal 2022, the compensation committee continued to engage Compensia, a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our named executive officers and the data analysis and selection of our compensation peer group, and data analysis and advice with respect to the consideration of the size, structure, and terms of potential equity awards to our Co-Founders after the determination to withdraw the proposal for stockholder approval of the Co-Founder Performance Awards.
During fiscal 2022, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided various services, including the following:
•reviewed, researched, and updated our compensation peer group;
•analyzed competitive market data based on our compensation peer group and broad-based compensation survey data for our executive officer positions, including our named executive officers’ positions, and conducted an evaluation of how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•reviewed and analyzed the base salary levels and long-term incentive compensation opportunities of our named executive officers, including as compared to our compensation peer group’s practices;
•reviewed and analyzed the annual cash retainers and long-term incentive compensation opportunities for our non-employee directors under our outside director compensation program;
•analyzed the adequacy of outstanding executive equity awards and consideration of the need for and appropriateness of future senior executive equity awards, including consideration of our compensation peer group’s practices, retention and motivation considerations, and corporate governance considerations;
•reviewed our equity utilization rates compared to the competitive market and our compensation peer group practices;
•conducted a risk assessment of our executive compensation program;
•reviewed and analyzed the reports on our executive compensation program published by the major proxy advisory firms;
•analyzed competitive market data based on our compensation peer group and broad-based compensation survey data for new hire compensation packages for senior management positions;
•provided updates on corporate governance and regulatory issues and developments;
•consulted with the compensation committee chair, other committee members, and the other advisors to the compensation committee between compensation committee meetings; and
•provided support on other ad hoc matters throughout the year.
Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2022, Compensia did not provide any other services to us.

The compensation committee has evaluated its relationship with Compensia and determined that such firm is independent and further determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market for executive talent, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of publicly-traded technology companies against which we compete for executive talent and that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers, however, in formulating its recommendations for our Board of Directors with respect to the compensation of our named executive officers. The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
In July 2021, the compensation committee, with the assistance of Compensia, reviewed and updated our compensation peer group for use in making decisions and recommendations related to the 2022 compensation of our named executive officers. These updates reflected recent acquisitions, changes in our market capitalization, and recognized our evolving business focus. In evaluating the companies comprising the compensation peer group at that time, Compensia considered the following criteria:
•publicly-traded companies headquartered in the United States and traded on a major U.S. stock exchange;
•cloud platform software companies (primary focus) and other software companies (secondary focus);
•companies with similar revenues – within a range of approximately 0.5x to approximately 3.0x our then-current trailing four quarters revenue of approximately $478 million (approximately $239 million to approximately $1.4 billion);
•companies with similar market capitalization – within a range of approximately 0.25x to 4.0x our then-current market capitalization of approximately $32.8 billion (approximately $8.2 billion to approximately $131.1 billion); and
•certain other factors, such as whether the company had a security-related focus, high revenue growth, and/or a high market capitalization to revenue multiple.
This compensation peer group approved by the compensation committee in July 2021 consisted of the following companies:

•Anaplan	•HubSpot	•Snowflake
•Coupa Software	•MongoDB	•The Trade Desk
•CrowdStrike Holdings	•Okta	•Twilio
•Datadog	•Palantir Technologies	•UiPath
•DocuSign	•Paycom Software	•Unity Software
•Dynatrace	•Qualtrics International	•Zendesk
•Elastic N.V.	•RingCentral	•Zscaler
•Five9	•Smartsheet
The compensation committee made several changes to our peer group in July 2021, removing 10 companies and adding 13 new companies. Box, Cloudera, Fastly, New Relic, Paylocity, Qualys, Rapid7, Tenable Holdings, and Varonis were removed from our peer group as their market capitalizations were outside our range. Proofpoint was removed from the peer group because of its pending acquisition. Coupa Software, DocuSign, Elastic N.V., HubSpot, MongoDB, Palantir Technologies, Qualtrics International, RingCentral, Snowflake, The Trade Desk, Twilio, UiPath, and Unity Software were all added to the peer group on the basis of their similarity to us in size, market capitalization, and industry sector.
This compensation peer group was used by the compensation committee through the first half of 2022 as a reference for understanding the competitive market for executive positions in our industry sector.
In July 2022, the compensation committee, with the assistance of Compensia, reviewed and updated our compensation peer group for use in making decisions and recommendations related to the compensation of our named executive officers for the second half of 2022 and 2023. These updates reflect recent acquisitions, changes in our market capitalization, and recognize our evolving business focus. In evaluating the companies comprising the compensation peer group at that time, Compensia considered the following criteria:
•publicly-traded companies headquartered in the United States and traded on a major U.S. stock exchange;
•cloud platform software companies (primary focus) and other software companies (secondary focus);
•companies with similar revenues – within a range of approximately 0.5x to approximately 3.0x our then-current trailing four quarters revenue of approximately $731 million (approximately $365 million to approximately $2.2 billion);
•companies with similar market capitalization – within a range of approximately 0.25x to approximately 4.0x our then-current market capitalization of approximately $20.4 billion (approximately $5.1 billion to approximately $81.8 billion); and
•certain other factors, such as whether the company had a security-related focus, high revenue growth, and/or a high market capitalization to revenue multiple.

Based on a review of the analysis prepared by Compensia, in July 2022 the compensation committee approved an updated compensation peer group consisting of the following companies:

•Coupa Software	•HubSpot	•Smartsheet
•CrowdStrike Holdings	•MongoDB	•Snowflake
•Datadog	•Okta	•The Trade Desk
•DocuSign	•Palantir Technologies	•Twilio
•Dynatrace	•Paycom Software	•UiPath
•Elastic N.V.	•Qualtrics International	•Unity Software
•Five9	•RingCentral	•Zendesk
The compensation committee made two changes to our peer group in July 2022, removing Anaplan and Zendesk because of their pending acquisitions.
The compensation committee used data drawn from the companies in our compensation peer group, as well as Radford survey data drawn from a custom cut of the company’s peer companies that were also participants in the Radford survey, to evaluate the competitive market for executive talent when determining the total direct compensation packages for our named executive officers, including base salary and long-term incentive compensation opportunities.
Compensation Elements
In fiscal 2022, the principal elements of our executive compensation program were base salary and long-term incentive compensation in the form of equity awards.
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Historically, we have established the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers as part of its annual compensation review, with input from our Co-Founders (except with respect to their own base salaries), and recommends adjustments to our Board of Directors as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In February 2022, the compensation committee and our Board of Directors, including the Co-Founders (except with respect to their own base salaries), reviewed the base salaries of our named executive officers and determined to maintain the annual base salaries of our named executive officers at their 2021 levels as follows:

Named Executive Officer	2021 Base Salary($)	2022 Base Salary($)	Percentage Adjustment
Matthew Prince	400,000	400,000	—
Michelle Zatlyn	400,000	400,000	—
Thomas Seifert	650,000	650,000	—
Douglas Kramer	550,000	550,000	—
The base salaries paid to our named executive officers during 2022 are also set forth in the “2022 Summary Compensation Table” below.
Cash Bonuses
In 2022, as in past years, we did not maintain an annual cash bonus or other incentive plan for our named executive officers. Instead, our Board of Directors relied primarily on the long-term incentive compensation opportunities granted to our executive officers in the form of both previously granted and newly granted options to purchase shares of our common stock and/or RSU awards that may vest and be settled for shares of our common stock to incentivize them to increase the value of our common stock and create sustainable long-term value for our stockholders.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical component of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our named executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards generally are granted to our named executive officers by our Board of Directors based on the recommendations of the compensation committee. Historically, we have used stock options and RSU awards to retain, motivate, and reward our named executive officers for long-term increases in the value of our common stock and, thereby, to align their interests with those of our stockholders. Because stock options provide for an economic benefit only in the event that our stock price increases over the exercise price of the option (which exercise price is equal to the fair market value of our common stock as of the date of grant), we believe stock options effectively align the interests of our executive officers with those of our stockholders and provide them with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. In addition, because they are subject to a multi-year vesting requirement, stock options serve our retention objectives since our named executive officers must remain continuously employed by us through the applicable vesting dates to have an opportunity to exercise their stock options.
With respect to RSU awards, because they have value even in the absence of stock price appreciation, we believe they serve to incent and retain our named executive officers using fewer shares of our common stock than would be the case with a stock option. Since their value increases with any increase in the value of the underlying shares, RSU awards serve as an incentive which aligns with the long-term interests of our named executive officers and stockholders. Unlike stock options, however, RSU awards have real economic value when they vest even if the market price of our Class A common stock declines or stays flat, thus delivering more predictable value to our named executive officers. In addition, because they are subject to a multi-year vesting requirement, RSU awards serve our retention objectives since our named executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards.
Equity Awards for Messrs. Seifert and Kramer
In February 2022, the compensation committee recommended to our Board of Directors that Messrs. Seifert and Kramer receive RSU awards and the Performance Options. One of the key considerations for granting these awards was the desire to continue to motivate Messrs. Seifert and Kramer to stay with us in the mid-term to long-term. The 2022 RSU awards strengthened and lengthened the retention power of their compensation by providing a new, four-year vesting schedule under which no portion was scheduled to vest until approximately two years following the date of grant. The Performance Options require significant increases in our stock price to fully vest, provide strong incentives to key member of our leadership team to drive stock price performance over the long-term and create potentially tremendous value for our stockholders. By rewarding long-term, high growth stock price performance, these performance-based equity awards provide continued incentives for driving innovation over the long-term, serve as a catalyst for the achievement of our long-term strategic and financial objectives, and incentivize the continued attention and involvement of key leaders in the company over the long-term despite other opportunities.
The amount of the RSU awards and the Performance Options was determined by the compensation committee and recommended to our Board of Directors after considering the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above, as well as the outstanding equity holdings of each of Messrs. Seifert and Kramer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, and the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group. The equity awards granted to Messrs. Seifert and Kramer in 2022 were as follows:

Named Executive Officer	RSU Award (number of units)(1)	RSU Award (approximate grant date fair value)($)(2)	Performance Options (number of shares)	Performance Options (approximate grant date fair value)($)(3)
Thomas Seifert	36,277	3,620,445	555,000	32,659,669
Douglas Kramer	22,673	2,262,765	330,000	19,419,263

_______________________
(1)The number of units was determined using the average closing market price of our Class A common stock for the trailing 30-trading day period ending on February 1, 2022.
(2)For information regarding how the aggregate grant date fair value of the RSUs was calculated, see footnote 1 to the "2022 Summary Compensation Table."
(3)For information regarding how the aggregate grant date fair value of the performance-based stock options was calculated, see footnote 2 to the "2022 Summary Compensation Table."
The RSU awards vest over a four-year period, with 50% of the units subject to the awards vesting on February 15, 2024 (the second anniversary of the vesting start date, which is February 15, 2022), and the remaining units vesting in equal quarterly installments thereafter, subject to Messrs. Seifert's and Kramer's continued service to us through the applicable vesting dates. Each unit represents a right to receive one share of our Class A common stock for each unit that vests.
The Performance Options have a 10-year term and vest and become exercisable only if we achieve certain stock price milestones and each of Messrs. Seifert and Kramer continue to remain a service provider through the determination of the achievement of the milestones and through certain additional time-based vesting requirements. As originally granted in February 2022, the shares of our Class A common stock subject to the Performance Options consisted of eight separate tranches that become eligible to vest upon achievement of certain stock price targets (the Stock Price Targets) at any time within ten years of February 15, 2022. At the time of grant, the Performance Options had an exercise price of $105.56 per share, which was the closing price of our Class A common stock, as reported by the NYSE, on the date the Performance Options were granted.
The Stock Price Targets, the percentage of total shares subject to the Performance Options included in each tranche, and the terms of achievement were, prior to their amendment as discussed below, structured as follows:

Tranche Number	Percentage of Performance Option Earned(%)	Number of Tranche Shares for Mr. Seifert's Performance Option	Number of Tranche Shares for Mr. Kramer's Performance Option	Stock Price Target
1	5	27,750	16,500	$156.00
2	5	27,750	16,500	$203.00
3	10	55,500	33,000	$263.00
4	10	55,500	33,000	$343.00
5	10	55,500	33,000	$446.00
6	20	111,000	66,000	$579.00
7	20	111,000	66,000	$753.00
8	20	111,000	66,000	$979.00
In April 2023, the compensation committee and our Board of Directors revisited the Performance Options and concluded that, as then-currently structured, they no longer would fully meet the critical retention and long-term stockholder value creation objectives that they were granted to achieve. Specifically, the market conditions during 2022 and early 2023, combined with the decline in the market price of our Class A common stock since the grant of the Performance Options, resulted in materially out-of-the-money options with stock price performance goals that failed to reward our key members of management for what would, at our current stock price, be significant increases to our stock value. Under the Performance Options as originally structured, Messrs. Seifert and Kramer would have had to drive an increase of almost 2.5x our current stock price to achieve the first Stock Price Target, at which time, the Performance Options would still have little intrinsic value. Such a result severely undermined the objectives of the awards, as the intent is to reward incremental, but significant, increases to stockholder value, and to encourage the key members of our leadership to stay with us to drive our long-term, high-growth stock price performance. Therefore, to reinvigorate the Performance Options as a catalyst for the achievement of our long-term strategic and financial objectives and the continued deep attention and involvement of Messrs. Seifert and Kramer, as key leaders in the company, over the long-term despite other opportunities, in April 2023, our Board of Directors approved amendments to the Performance Options, effective as of May 1, 2023, which is expected to be two business days after the announcement of our quarterly earnings for the first fiscal quarter of 2023. These amendments reduced the exercise price per share of the Performance Options to the closing price of our Class A common stock, as reported by the NYSE, on May 1, 2023 (the effective date of the amendment), and modified the structure of the Performance Options to contain a total of nine separate tranches with updated Stock Price Targets to reward incremental, but significant, increases in our stock value, as shown in the table below:

Tranche Number	Percentage of Performance Option Earned(%)	Number of Tranche Shares for Mr. Seifert's Performance Option	Number of Tranche Shares for Mr. Kramer's Performance Option	Stock Price Target
1	5	27,750	16,500	$72.00
2	5	27,750	16,500	$93.00
3	10	55,500	33,000	$120.00
4	10	55,500	33,000	$156.00
5	10	55,500	33,000	$203.00
6	10	55,500	33,000	$263.00
7	10	55,500	33,000	$343.00
8	20	111,000	66,000	$446.00
9	20	111,000	66,000	$579.00
Under the Performance Options both as originally approved in 2022 and as amended in 2023, if none of the Stock Price Targets are achieved, no shares subject to the Performance Options will be earned and vest. To satisfy a Stock Price Target, the volume weighted average closing market price over a rolling 90 calendar day period (following the grant date) must equal or exceed the Stock Price Target, except that in the event of a change in control of the company, achievement of a Stock Price Target instead will be measured against the change in control price per share of Class A common stock. If either Messrs. Seifert's or Kramer's continued service with the company ends due to death or disability, his Performance Option can remain outstanding and eligible to vest based on the achievement of stock price targets for up to 18 months following the termination date of his service.

In addition to achievement of the applicable Stock Price Target, each tranche of the Performance Options is subject to additional, time-based vesting requirements, under which 1/6th of the shares of Class A common stock subject to the applicable tranche vests and becomes exercisable on each of the following quarterly vesting dates (February 15th, May 15th, August 15th, and November 15th) occurring on or after the date of certification of achievement of the applicable Stock Price Target for such tranche, subject to Messrs. Seifert and Kramer’s, as applicable, continued status as a service provider to us through each vesting date. The time-based vesting requirements are waived upon a change in control of the company. The Performance Options are excluded from the application of acceleration of vesting provisions that otherwise would apply to Messrs. Seifert’s and Kramer’s equity awards under the terms of their participation in our Change in Control and Severance Policy (the Severance Policy).
In addition, in April 2023, in order to further the goals of retention of Messrs. Seifert and Kramer over the next several years, the compensation committee and our Board of Directors approved a grant of 204,988 RSUs and 102,494 RSUs for Mr. Seifert and Mr. Kramer, respectively, that may be settled for shares of our Class A common stock. These awards are scheduled to vest quarterly over three years beginning on August 15, 2023, subject to Messrs. Seifert's and Kramer's continued service to us through the applicable vesting dates. Each award is subject to the “double trigger” acceleration of vesting provisions applicable to the executives pursuant to the terms of their participation in our Severance Policy.
Forfeiture of 2021 Co-Founder Performance Awards for Mr. Prince and Ms. Zatlyn; Grant of 2023 RSUs to Mr. Prince and Ms. Zatlyn
In December 2021, after a review and analysis spanning more than one year, the compensation committee approved the grant of the Co-Founder Performance Awards to our Co-Founders. As noted above, each Co-Founder Performance Award consisted of a 10-year performance-based option to purchase 3,960,000 shares of our Class A common stock that would vest and become exercisable only if we achieved certain stock price milestones and, with respect to each Co-Founder, he or she continued to remain in a primary leadership position with us through the determination of the achievement of the milestones and through certain additional time-based vesting dates. A detailed description of the terms of the Co-Founder Performance Awards can be found in our definitive proxy statement for our 2022 Annual Meeting filed with the SEC on April 21, 2022. Under the terms of the Co-Founder Performance Awards, they would be forfeited if not approved by a majority of the voting power held by our “disinterested stockholders” (defined as our stockholders other than the Co-Founders, our other executive officers, and certain of their respective affiliates) by December 22, 2022, or earlier, if a majority of the voting power held by the disinterested stockholders did not approve the awards. We intended to seek the approval of these awards at our 2022 Annual Meeting.
At the time of the grant of the Co-Founder Performance Awards, the compensation committee believed the grant of the Co-Founder Performance Awards would help us continue to grow our business, improve our financial and operating performance, and pursue our mission to help build a better Internet, all of which would facilitate the creation of extraordinary stockholder value. Our Board of Directors recommended to our stockholders, including the disinterested stockholders, that they approve the Co-Founder Performance Awards to, among other objectives, strengthen each Co-Founder’s incentives to achieve extraordinary stock price performance and further align each Co-Founder’s interests with those of our disinterested stockholders, encourage their continuation in primary leadership positions with us, and provide them with challenging incentives to keep them fully focused and engaged on the continued growth of our business for the long-term, and promote continued inspiration for innovation over the long-term and serve as a catalyst for the achievement of our long-term strategic and financial objectives, including to grow the company into one of the world’s key technology companies, with our stock price performance acting as the key indicator of such achievement.
Through the first part of 2022 and leading up to our 2022 Annual Meeting, various members of our Board of Directors met with representatives of several of our stockholders, including our largest stockholders, to discuss the reasons for the grant of the Co-Founder Performance Awards and how our Board of Directors believed the Co-Founder Performance Awards would serve to facilitate our growth and the creation of sustainable long-term stockholder value. Following extensive internal discussions among the members of our Board of Directors, including the members of the compensation committee, concerning the opinions and other feedback received from our stockholders about the Co-Founder Performance Awards and additional discussions with the legal and other advisors for our Board of Directors, we decided to withdraw the proposal to approve the Co-Founder Performance Awards from the agenda of the 2022 Annual Meeting. Consequently, the Co-Founder Performance Awards were forfeited by our Co-Founders.
After the withdrawal of the proposal for approval of the Co-Founder Performance Awards, the compensation committee, as part of its continued mandate from our Board of Directors, remained deeply engaged in and focused on analyzing potential alternative equity award structures for our Co-Founders, given the need to retain them as the key leaders of our company and drivers of the creation of sustainable long-term stockholder value. The compensation committee worked closely with

Compensia, Potter Anderson, and the company’s outside legal advisor, throughout the remainder of 2022 and through early 2023, to explore potential alternatives.
In April 2023, the compensation committee and our Board of Directors approved for each of our Co-Founders a special, one-time retention grant of 307,482 RSUs that may be settled for shares of our Class A common stock. These awards are scheduled to vest quarterly over four years, beginning on May 15, 2023, subject to Mr. Prince's and Ms. Zatlyn's continued service to us through the applicable vesting dates. Each award is subject to the “double-trigger” acceleration of vesting provisions applicable to our Co-Founders pursuant to the terms of their participation in our Severance Policy.
In considering these new equity awards for Mr. Prince and Ms. Zatlyn, and in consideration of the concerns of certain of our stockholders regarding the structure of the long-term Co-Founder Performance Awards, the compensation committee and our Board of Directors determined that at this time, it was appropriate that the awards to our Co-Founders be structured as time-based equity awards sized for an annual grant, rather than the larger size and longer-term structure of the Co-Founder Performance Awards. These new equity awards are intended to incentivize Mr. Prince and Ms. Zatlyn to continue as our key leaders in the short-term to mid-term and to continue to drive the growth of our business during that time. The compensation committee expects to also continue to explore longer-term incentives to further strengthen the commitment of our Co-Founders to remain with the company and to continue to innovate and drive the continued growth of our business for the long-term, create extraordinary stockholder value, and unlock our potential to become one of the world’s key technology companies.
The equity awards granted to our named executive officers during 2022 are set forth in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards Table” below.
Retirement, Health, and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements, including participation in retirement, health, and welfare plans. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, and short-term and long-term disability insurance.
We maintain a tax-qualified Section 401(k) retirement plan for all U.S. employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our Section 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Internal Revenue Code (the Code) limits. We intend for our Section 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to our Section 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our Section 401(k) plan. The Section 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component. We have not made any matching contributions to the Section 401(k) plan to date.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Personal benefits currently are not a material component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, except as generally made available to our employees or in situations where we believe it is appropriate to serve a legitimate business purpose (such as the security of our Co-Founders), including to assist an individual in the performance of his or her duties or to make him or her more efficient and effective, or to recruit or retain him or her.
In April 2022, our Board of Directors and compensation committee approved the Air Travel Security Policy, which generally requires each of our Co-Founders to use private aircraft for all business and personal travel. Our Board of Directors and compensation committee approved this policy because they believe that the personal safety and security of our Co-Founders are of utmost importance to us and our stockholders. We believe that amounts paid by us pursuant to the Air Travel Security Policy are reasonable, necessary, appropriate, and for the benefit of us and our stockholders.
Under our Air Travel Security Policy, our Co-Founders generally may not travel on the same flight, no more than five employees who are Senior Vice Presidents or above may travel on the same aircraft, and no more than two non-employee members of our Board of Directors may travel on the same aircraft. If family members and other guests of our Co-Founders

(including any other company employees) travel on the private aircraft, the Co-Founder is required to notify the appropriate departments at our company so that the appropriate compensation amount is included in such Co-Founder’s compensation income. Any income or other tax liability arising from this income will not be reimbursed or “grossed up” by the company.
During fiscal 2022, none of our named executive officers (except our Co-Founders) received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for any individual.
We have in the past and may in the future provide perquisites or other personal benefits in circumstances in which we think it serves a legitimate business purpose to do so, including but not limited to those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits generally will be approved and subject to periodic review by the compensation committee and our Board of Directors.
Employment Agreements and Post-Employment Compensation
In August 2019, we entered into written confirmatory employment agreements with our CEO, President, and other named executive officers.
Each of these agreements provides for “at-will” employment and sets forth the title and position of the named executive officer, including base salary as then in effect, participation in our employee benefit programs, eligibility for future equity awards, and the opportunity to participate in our Severance Policy or other severance benefit program.
All of our named executive officers participate in our Severance Policy, which provides them with certain protection in the event of their termination of employment other than for “cause,” death, or “disability” (as such terms are defined in the Severance Policy), including in the event of certain terminations of employment in connection with a change in control of the company.
These arrangements provide reasonable compensation to a named executive officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing named executive officer to sign a separation agreement and release of claims acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that the Severance Policy helps maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company.
Under the Severance Policy, all payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment by a named executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of a change in control transaction.
Prior to the adoption of the Severance Policy in August 2019, we did not have a formal plan with respect to severance benefits payable to our named executive officers and other key employees. From time to time, we granted equity awards to certain key employees, including our named executive officers, that provided for accelerated vesting of equity awards under certain circumstances following a change in control of the company, as described further under the section entitled “Potential Payments upon Termination or Change in Control.” Similar to the Severance Policy provisions triggered upon certain terminations of employment following a change in control, these double trigger provisions help protect against the loss of retention value following a change in control of the company. Any double trigger provisions applicable to equity awards granted before the adoption of the Severance Policy remain in place and were not impacted by the adoption of the Severance Policy.
The Performance Options granted to Messrs. Seifert and Kramer are specifically excluded from coverage under the terms of the Severance Policy. Under the terms of these awards, a termination of employment will not result in the acceleration of vesting, except that the time-based vesting requirements are waived upon a change in control. These provisions foster retention before a change in control, incentivize performance before and in connection with a change in control, and encourage the recipients to maximize the value for our stockholders in a change in control transaction without losing focus or energy due to concern about their post-transaction employment.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the company, are essential to attracting and retaining highly qualified executive officers.

For detailed descriptions of the post-employment compensation arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies
Stock Ownership Guidelines
In April 2021, we adopted stock ownership guidelines to help ensure that our Co-Founders, all Senior Vice Presidents and above (which includes all executive officers who are subject to Section 16 of the Exchange Act) (our covered executives), and the non-employee members of our Board of Directors maintain an equity stake in the company and, by doing so, appropriately link their interests with the interests of our stockholders.
The guideline for our Co-Founders requires them to own and hold shares of our Class A common stock and/or Class B common stock with an aggregate value equal to at least five times his or her then-current annual base salary and our other covered executives (including our other named executive officers) to own and hold shares of our Class A common stock and/or Class B common stock with an aggregate value equal to at least one times his or her then-current annual base salary. The guideline for the non-employee members of our Board of Directors requires each director to own and hold shares of our Class A common stock and/or Class B common stock with an aggregate value equal of at least three times his or her annual cash retainer for service on our Board of Directors.
Each incumbent covered executive at the time we adopted these guidelines is required to achieve this accumulated value requirement by the last trading day of 2026 and to maintain such requirement thereafter throughout his or her service as a covered executive subject to these guidelines, while the then-incumbent non-employee members of our Board of Directors are expected to achieve their accumulated value requirement by the last trading day of 2026. New covered executives who are subject to these guidelines and new non-employee directors are required to achieve their accumulated value requirement by the last trading day after the completion of five full calendar years from the date that the person assumes his or her position or joins our Board of Directors, as the case may be.
Hedging and Pledging Prohibitions
Under our insider trading policy, absent a waiver from our General Counsel or our CFO, our employees (including our named executive officers) and members of our Board of Directors are prohibited from engaging in short sales, trading in derivative securities (other than stock options, RSU awards, and other compensatory awards issued to such individuals by us) or engaging in hedging transactions, pledging our securities as collateral for a loan, and holding our securities in a margin account.
Compensation Recovery (“Clawback”) Policy
We intend to adopt a general compensation recovery policy covering our short-term and long-term incentive award plans and arrangements that complies with Exchange Act Rule 10D-1 and NYSE listing rules by no later than the date required by such rules.
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current or former executive officers who are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per year, per individual, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that became subject to Section 162(m) of the Code by reason of becoming publicly held prior to December 20, 2019. Under this rule, certain compensation granted during a transition period currently is not counted toward the deduction limitation of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from the deductibility limitation of Section 162(m) of the Code under this transition rule, the compensation committee has not adopted a policy that all equity or other compensation must be deductible.

We currently expect our transition period to expire at our Annual Meeting, although it could expire earlier in certain circumstances. In approving the amount and form of compensation for our named executive officers in the future, the compensation committee generally considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. The compensation committee may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain, or motivate executive talent.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC Topic 718), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The compensation committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for our fiscal year ended December 31, 2022.
Respectfully submitted by the members of the compensation committee of the Board of Directors:

Maria Eitel (Chair)
Mark Anderson
Carl Ledbetter
Scott Sandell
This report of the compensation committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

Compensation Risk Assessment
The compensation committee of our Board of Directors believes that our employee compensation policies and programs do not encourage excessive and unnecessary risk-taking and are not reasonably likely to have a material adverse effect on our company. The compensation committee oversaw the performance of a risk assessment of our compensation policies and programs as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The compensation committee considered the findings of the assessment conducted by management with the assistance of Compensia, the compensation committee’s compensation consultant, and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they might encourage is not reasonably likely to materially harm our business or financial condition, after considering mitigating controls.

2022 Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Matthew Prince	2022	400,000	—	—	199,731	(3)	599,731
Chief Executive Officer	2021	400,000	—	—	—		400,000
	2020	400,000	—	—	34,722	(4)	434,722
Michelle Zatlyn	2022	400,000	—	—	1,047,900	(3)	1,447,900
President and Chief Operating Officer	2021	400,000	—	—	—		400,000
	2020	400,000	—	—	17,457	(4)	417,457
Thomas Seifert	2022	650,000	3,620,445	32,659,669	—		36,930,114
Chief Financial Officer	2021	650,000	4,191,537	—	—		4,841,537
	2020	650,000	—	—	—		650,000
Douglas Kramer	2022	550,000	2,262,765	19,419,263	—		22,232,028
General Counsel and Secretary	2021	550,000	2,619,669	—	—		3,169,669
	2020	550,000	—	—	—		550,000
______________________
(1)The amounts reported represent the aggregate grant date fair value of the RSUs awarded under the 2010 Equity Incentive Plan (2010 Plan) or the 2019 Plan to certain of our named executive officers, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions for these awards. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers.
(2)The amounts reported represent the aggregate grant date fair value of the performance-based stock options awarded under the 2019 Plan to certain of our named executive officers, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to performance or service-based vesting conditions for these awards. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers. For the grants made to Messrs. Seifert and Kramer, the accounting grant date for the options was April 20, 2022, which was the date that the options were amended by the Board of Directors to remove the provision that the options would automatically forfeit if the performance-based options granted to the Co-Founders were not approved by the disinterested stockholders.
(3)The amounts reported represents the aggregate incremental cost to us for the personal use of our leased corporate aircraft by Mr. Prince and Ms. Zatlyn. For security reasons, the Board of Directors generally requires Mr. Prince and Ms. Zatlyn to use private aircraft for business and personal travel. We determine the incremental cost based on the invoiced amount from our third-party provider for the variable costs incurred on each trip, consisting of the applicable hourly rate plus fuel and ancillary charges. Since our leased aircraft is used primarily for business travel, the aggregate incremental cost does not include certain fixed costs that do not change based on usage, such as monthly lease expenses. From time to time, certain family members or other guests will accompany Mr. Prince or Ms. Zatlyn on personal trips when using our aircraft, typically at little or no incremental cost to us. In addition, in fiscal year 2022, the amounts reported reflect that a guest of Mr. Prince used our aircraft for personal travel during a single trip at an incremental cost of $12,607 and a guest of Ms. Zatlyn used our aircraft for personal travel during a single trip at an incremental cost of $283,405.
(4)The amounts reported consist of costs related to personal security for Mr. Prince and Ms. Zatlyn and their families.

Grants of Plan Based Awards in 2022

The following table summarizes all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2022.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Matthew Prince	—	—	—	—	—	—	—	—

Michelle Zatlyn	—	—	—	—	—	—	—	—

Thomas Seifert	2/2/2022	—	—	—	36,277	—	—	3,620,445
	2/14/2022					555,000	105.56	32,659,669

Douglas Kramer	2/2/2022	—	—	—	22,673	—	—	2,262,765
	2/14/2022					330,000	105.56	19,419,263

_______________________
(1)Shares reported represent awards of RSUs granted under the 2019 Plan. Each award of RSUs is subject to service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards at Fiscal 2022 Year End,” except as otherwise indicated in the footnotes to this table.
(2)Shares reported represent performance-based stock options granted under the 2019 Plan (each, a Performance Option). Each Performance Option is subject to performance and service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards at Fiscal 2022 Year End.”
(3)The amounts reported represent the aggregate grant date fair value of the RSUs and Performance Options awarded under the 2019 Plan to certain of our named executive officers, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to performance or service-based vesting conditions, as applicable, for these awards. The assumptions used in calculating the grant date fair value of the RSUs and Performance Options reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers.

Outstanding Equity Awards at Fiscal 2022 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options					Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
		Exercisable (#)		Unexercisable (#)	Unearned (#)
Matthew Prince	8/8/2017	—		—	—		—	—	750,000	(2)(3)	33,907,500

Michelle Zatlyn	8/8/2017	3,876,916	(3)	—	—		2.04	8/7/2027	—		—

Thomas Seifert	6/30/2017	64,058	(4)	—	—		1.95	6/29/2027	—		—
	7/26/2017	1,146,283	(3)	—	—		2.04	7/25/2027	—		—
	2/3/2021	—		—	—		—	—	50,156	(5)	2,267,553
	2/2/2022	—		—	—				36,277	(6)	1,640,083
	2/14/2022	—		—	550,000	(7)	105.56	2/13/2032	—		—

Douglas Kramer	7/26/2017	152,500	(3)	—	—		2.04	7/25/2027	—		—
	2/25/2019	—		—	—		—	—	6,250	(8)	282,563
	8/30/2019	—		—	—		—	—	28,125	(9)	1,271,531
	2/3/2021	—		—	—		—	—	31,347	(5)	1,417,198
	2/2/2022	—		—	—		—	—	22,673	(6)	1,025,046
	2/14/2022	—		—	330,000	(7)	105.56	2/13/2032	—		—
_______________________
(1)The market value was calculated using the closing market price of a share of our Class A common stock as of December 30, 2022, which was $45.21.
(2)The shares of Class B common stock were acquired pursuant to an early exercise provision and remain subject to our repurchase right in accordance with the vesting schedule of the stock option. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the stock option agreement, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(3)The options were granted pursuant to our 2010 Plan and are immediately exercisable, except as otherwise noted below. To the extent a named executive officer has, or will, exercise his or her option prior to vesting, the shares of our common stock that he or she receives will remain subject to the same vesting schedule and subject to the company's right of repurchase. The shares of Class B common stock underlying this stock option vest in 48 equal monthly installments following September 13, 2019, subject to continued service to us through each such date.
(4)The options were granted pursuant to our 2010 Plan and are immediately exercisable, except as otherwise noted below. To the extent a named executive officer exercises his or her option prior to vesting, the shares of our common stock that he or she will receive will remain subject to the same vesting schedule and subject to the company's right of repurchase. The shares of Class B common stock underlying this stock option vested as to 1/4th of the total shares on June 1, 2018 and the remaining shares vest in 36 equal monthly installments thereafter, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the stock option agreement, as described in the section titled "Potential Payments upon Termination or Change in Control" below.

(5)The shares of Class A common stock underlying these RSUs vest as to 1/2 of the total shares on February 15, 2023 and the remaining shares vest in 8 quarterly installments thereafter, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the RSU agreement, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(6)The shares of Class A common stock underlying these RSUs vest as to 1/2 of the total shares on February 15, 2024 and the remaining shares vest in 8 quarterly installments thereafter, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the RSU agreement, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(7)The options were granted pursuant to our 2019 Plan and are 10-year performance-based options to purchase shares of our Class A common stock that vest and become exercisable only if we achieve certain stock price milestones, and are also subject to certain service-based vesting requirements. These Performance Options are subject to amendments that will become effective on May 1, 2023, as described in more detail in "Compensation Elements – Long-Term Incentive Compensation — Equity Awards for Messrs. Seifert and Kramer" above.
(8)The shares of Class B common stock underlying these RSUs vest in 16 quarterly installments following February 15, 2019, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the RSU agreement, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(9)The shares of Class B common stock underlying these RSUs vest in 16 quarterly installments following August 15, 2019, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the RSU agreement, as described in the section titled "Potential Payments upon Termination or Change in Control" below.

Option Exercises and Stock Vested in 2022

The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2022 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Matthew Prince	—	—	—	—

Michelle Zatlyn	123,084	14,068,660	—	—

Thomas Seifert	210,000	14,327,675	—	—

Douglas Kramer	22,500	1,106,059	62,500	4,940,781
_______________________
(1)The aggregate value realized is calculated by multiplying (i) the number of shares of common stock acquired upon exercise by (ii) the difference between the closing price of our Class A common stock on the date of exercise, as reported by the NYSE, and the applicable exercise price of the option, and does not represent actual amounts received by our named executive officers as a result of the option exercises.
(2)The aggregate value realized is calculated by multiplying (i) the number of shares of common stock acquired upon vesting of RSUs by (ii) the closing price of our Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day), as reported by the NYSE.

Potential Payments upon Termination or Change in Control
Prior to August 2019, we did not have a formal plan with respect to severance benefits payable to our named executive officers and other key employees. From time to time, we granted equity awards to certain key employees, including our named executive officers, that provided for accelerated vesting of equity awards under certain circumstances. Specifically, the vesting of each equity award granted to our named executive officers before the effectiveness of our Severance Policy (as defined and described below) (each, a Pre-Severance Policy Equity Agreement) will accelerate in full if, in connection with or following a “change in control” (as defined in the 2010 Plan), the named executive officer’s continuous service with us is terminated by us without “cause” (as defined in the 2010 Plan) or by the named executive officer due to “constructive termination” (as defined in the applicable equity award agreement).
In August 2019, our Board of Directors approved change in control and severance benefits for our current named executive officers and certain other key employees (collectively, participants) pursuant to a Change in Control and Severance Policy (the Severance Policy).
The Severance Policy provides that if we terminate a named executive officer’s employment outside of the period beginning three months prior to and ending 12 months after a “change in control” (as defined in the Severance Policy) (such period, the change in control period) other than for “cause” (as generally defined within the named executive officer’s participation agreement), and other than due to death or disability, the named executive officer will receive:
•a lump sum payment equal to six months of base salary; and
•a lump sum payment equal to 12 months of COBRA continuation coverage premiums.
The following table describes the potential payments that would have been provided to each of our named executive officers pursuant to the Severance Policy in the event that they were involuntarily terminated as described above outside of a change in control period, assuming such termination occurred on December 31, 2022.

Named Executive Officer	Cash Compensation($)	Health Benefits($)	Total($)
Matthew Prince	200,000	14,954	214,954
Michelle Zatlyn	200,000	21,364	221,364
Thomas Seifert	325,000	21,364	346,364
Douglas Kramer	275,000	18,745	293,745
The Severance Policy also provides that if a named executive officer’s employment is terminated during the change in control period either by us other than for cause, and other than due to death or disability, or by the named executive officer due to a “constructive termination” (as generally defined within the executive officer’s participation agreement), the named executive officer will receive:
•a lump sum payment equal to 12 months of base salary;
•a lump sum equal to a prorated target annual bonus for the year of termination;
•100% acceleration of unvested time-based equity awards granted on or after the effective date of the Severance Policy (the terms of the Performance Options specify that such grants will not be considered time-based equity awards for purposes of the Severance Policy and therefore will not be subject to the acceleration of vesting provisions of the Severance Policy); and
•a lump sum payment equal to 12 months of COBRA continuation coverage premiums.
In addition, our equity incentive plans contain certain provisions related to a change in control that could impact awards held by our named executive officers. Our 2019 Plan provides that in the event of a merger or “change in control,” as defined under the 2019 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation does not continue an outstanding award (or some portion of such award), then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. However, the Performance Options granted to Messrs. Seifert and Kramer will not accelerate if not assumed or substituted for by a successor corporation. Instead, the time-based vesting requirement is waived in the event of a change in control (with the performance-based requirements measured pursuant to the award terms), and any shares subject to the Performance Options that have not vested as of immediately prior to a change in control will be forfeited as of immediately prior to the change in control and will not be eligible for any vesting as a result of the change in control.
Our 2010 Plan provides that, in the event of certain specified significant corporate transactions, each outstanding award will be treated as the administrator determines, unless otherwise provided in an award agreement or other written agreement between us and the award holder. Unless otherwise provided in an award agreement, if a 2010 Plan award is not assumed, continued or substituted for, the award will not vest and will terminate prior to the effective time of the transaction, but for awards held by individuals who have not terminated service with us prior to the corporate transaction, any reacquisition or repurchase rights held by us will lapse, contingent on the effectiveness of such transaction.
The following table describes the potential payments that would have been provided to each of our named executive officers in the event that, during a change in control period or, with respect to the equity acceleration, in connection with or following a change in control, they were involuntarily terminated as described above, assuming such termination occurred on December 31, 2022.

Named Executive Officer	Cash Compensation($)	Health Benefits($)	Equity Acceleration($)(1)	Total($)
Matthew Prince	400,000	14,954	33,907,499	34,322,453
Michelle Zatlyn	400,000	21,364	32,377,499	32,798,863
Thomas Seifert	650,000	21,364	15,614,433	16,285,797
Douglas Kramer	550,000	18,745	6,829,369	7,398,114
______________________
(1)For each named executive officer, the estimated benefit amount of unvested RSUs and unvested shares issued pursuant to the early exercise of stock options was calculated by multiplying the number of unvested RSUs or shares by the closing price of our Class A common stock on December 30, 2022, which was $45.21. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options subject to acceleration held by the applicable named executive officer by the difference between the exercise price of the option and the closing price of our Class A common stock on December 30, 2022, which was $45.21 This vesting acceleration is calculated pursuant to the named executive officer’s Pre-Severance Policy Equity Agreement and not pursuant to the Severance Policy.
The Severance Policy provides that if we discover after a participant’s receipt of payments or benefits under the Severance Policy that grounds for the termination of the participant’s employment for cause existed, then the participant will not receive any further payments or benefits under the Severance Policy and, to the extent permitted under applicable laws, will be required to repay to us any payments or benefits he or she received under the Severance Policy (and any financial gain derived from such payments or benefits).
In addition, the Severance Policy provides that if any payments or benefits received by a participant under the Severance Policy or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the Code) and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount results in a greater amount received by the participant on an after-tax basis. The Severance Policy does not require us to provide any tax gross-ups.
To receive the severance described above under the Severance Policy, the participant must sign and not revoke our then-standard separation agreement and release of claims within the timeframe that is set forth in the Severance Policy.

CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the ratio of the total annual compensation of our "median employee" to the total annual compensation of our CEO (the CEO Pay Ratio).

For fiscal 2022, the total compensation of our CEO was $599,731 and the total compensation of our median employee was $152,000. Accordingly, the CEO Pay Ratio for fiscal 2022 is approximately 4:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

For fiscal 2022, we calculated the CEO pay ratio using the same median employee that we used to calculate the pay ratio in fiscal 2021, as we believe there has been no significant change in our employee population or compensation arrangements during fiscal 2022 that would result in a significant change to our pay ratio disclosure.

In order to identify our median employee in fiscal 2021, we examined the compensation in 2021 of all our employees globally, including those employed on a full-time, part-time, seasonal or temporary basis by the company as of December 31, 2021, excluding our CEO. For employees paid other than in U.S. dollars, we converted their compensation into U.S. dollars using foreign currency exchange rates in effect as of December 31, 2021. We did not make any cost-of-living adjustments for employees outside the United States. We annualized compensation for employees who were not employed by us for the entire 2021 fiscal year. We used a consistently applied compensation measure consisting of annual base salary and sales commissions paid, if applicable, to identify our median employee for fiscal 2021, with such information based on our payroll records. We believe our methodology represents a consistently applied compensation measure because it reasonably reflects annual compensation to our employees, striking a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.

We calculated our median employee’s fiscal 2022 annual total compensation using the same methodology that we use for our named executive officers as set forth in the “2022 Summary Compensation Table” above. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “2022 Summary Compensation Table” above.
In selecting the median employee in accordance with Item 402 of Regulation S-K under the Securities Act, reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee and the CEO Pay Ratio may not be directly comparable to similar disclosure by other reporting companies.

Pay Versus Performance Disclosure
As required by SEC rules, we are providing the following information about the relationship between executive “compensation actually paid” (CAP) and certain measures of the company’s financial performance. For further information concerning our pay-for-performance philosophy and how our compensation committee aligns executive compensation with the company’s performance, refer to the section titled “Compensation Discussion and Analysis.”
The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.

Pay Versus Performance Table
The following table provides information regarding the CAP to our principal executive officer (PEO) and, as an average, for our other named executive officers (non-PEO NEOs), and select financial performance measures, in each case, during the years ended December 31, 2022, 2021, and 2020.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in thousands)(7)	Revenue ($ in thousands)(8)
					Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
2022	599,731	(123,800,316)	20,203,347	(56,851,765)	265.01	134.82	(193,381)	975,241
2021	400,000	133,649,996	2,803,735	71,405,207	770.81	189.64	(260,309)	656,426
2020	434,722	183,055,568	539,152	97,974,234	445.43	142.21	(119,370)	431,059
_______________________
(1)The amounts reported reflect the total compensation for Mr. Prince (who has been our PEO since co-founding the company in 2009) for each corresponding year in the “Total” column of the 2022 Summary Compensation Table. For more information, see the section titled “2022 Summary Compensation Table.”
(2)The amounts reported represent the amount of CAP to Mr. Prince for the corresponding fiscal year, as computed in accordance with SEC rules as further described below. These amounts do not reflect the actual amount of compensation earned by or paid to Mr. Prince during the applicable year. In accordance with Item 402(v) of Regulation S-K under the Securities Act, the following adjustments were made to Mr. Prince’s total compensation for each year to determine the CAP:

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($)(a)	Add: Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO ($)

2022	599,731	—	(124,400,047)	(123,800,316)
2021	400,000	—	133,249,996	133,649,996
2020	434,722	—	182,620,846	183,055,568
_______________________
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the 2022 Summary Compensation Table for the applicable year. For more information, see the section titled “2022 Summary Compensation Table.” We have never provided pension benefits to our NEOs; therefore, no adjustments to the 2022 Summary Compensation Table total for changes in pension values are necessary.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate the fair value were updated as of each measurement date and will differ from those disclosed as of the grant date. The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Outstanding and Unvested ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2022	—	(64,717,501)	—	(59,682,546)	—	—	(124,400,047)
2021	—	97,142,504	—	36,107,493	—	—	133,249,996
2020	—	162,057,497	—	20,563,348	—	—	182,620,846
_______________________
For purposes of calculating the CAP to our PEO, compensation related to equity awards was remeasured. For RSUs, the fair values and the change in fair values were determined by the closing price of our common stock at each applicable fiscal year-end date or, in the case of vested awards, the stock price on the vesting date. For stock options, a Black-Scholes-Merton option valuation model (BSM model) was used as of the applicable year-end date or, in the case of vested options, the vesting date. Similarly, for performance stock options, a Monte Carlo simulation model in conjunction with the BSM model was used. The BSM model and Monte Carlo Simulation model require assumptions and judgments regarding the variables used in the calculation, including the expected remaining term, expected volatility, expected risk-free interest rate, and the expected dividend yield. The assumptions used varied by measurement date and the range of these assumptions used for each fiscal year end are as follows:

	Year Ended December 31,
	2022	2021	2020	2019
Expected remaining term (in years)	1.5	1.5 - 2.5	2.0 - 3.0	2.5 - 3.5
Expected volatility	62.67% - 88.34%	57.40% - 66.52%	38.09% - 67.60%	34.84% - 36.30%
Expected risk-free interest rate	0.69% - 4.52%	0.11% - 0.85%	0.11% - 1.57%	1.59% - 1.63%
Expected dividend yield	—	—	—	—
______________________
(3)The amounts reported represent the average of the amounts reported for the non-PEO NEOs in the “Total” column of the 2022 Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: Michelle Zatlyn, Thomas Seifert, and Douglas Kramer.
(4)The amounts reported represent the average amount of CAP to the non-PEO NEOs specified in footnote (3), as computed in accordance with SEC rules. These amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with Item 402(v) of Regulation S-K under the Securities Act, the following adjustments were made to average total compensation for the non-PEO NEOs for each year to determine the CAP, using the same methodology described above in footnote (2), including with respect to the remeasurement of compensation related to equity awards:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less: Average Reported Value of Equity Awards ($)	Add: Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2022	20,203,347	19,320,714	(57,734,399)	(56,851,765)
2021	2,803,735	2,270,402	70,871,874	71,405,207
2020	539,152	—	97,435,081	97,974,234
_______________________

(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-End Fair Value of Equity Awards Granted in the Year and that are Outstanding and Unvested ($)	Average Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Average Equity Award Adjustments ($)

2022	6,724,110	(34,558,762)	—	(29,899,746)	—	—	(57,734,399)
2021	3,572,548	48,739,135	—	18,560,191	—	—	70,871,874
2020	—	84,826,382	—	12,608,699	—	—	97,435,081
_______________________
(5)Total shareholder return (TSR) is the value of $100 at the end of the measurement period assuming invested in the company’s Class A common stock as of the beginning of the measurement period and reinvesting all dividends. The company has not paid dividends historically.
(6)Peer group TSR is the value of $100 at the end of the measurement period assuming invested in the peer group index as of the beginning of the measurement period. The peer group used for this purpose is the following published industry index: Standard & Poor 500’s Information Technology Index (the Index), as used in the company’s stock performance graph included in our 2022 Annual Report.
(7)The amounts reported represent our net income (loss), as reflected in the company’s audited financial statements for the applicable year as included in our 2022 Annual Report.
(8)The amounts reported represent our revenue, as reflected in the company’s audited financial statements for the applicable year as included in our 2022 Annual Report. While we use several financial performance measures for purposes of our compensation programs, we have determined that revenue is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link CAP to the named executive officers, for the most recently completed fiscal year, to the company’s performance.
Tabular List of Financial Performance Measures
The following table includes the three financial performance measures that we believe represent our most important financial performance measures we used to link CAP to company performance. As described in greater detail in the section titled “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a pay-for-performance philosophy. The most important financial performance measure used by the company to link executive compensation actually paid to the named executive officers, for the most recently completed fiscal year, to the company’s performance is revenue.

2022 Financial Performance Measures
Revenue
Gross Margin
Stock Price

Analysis of the Information Presented in the Pay Versus Performance Table
As required by SEC rules, we are providing the following graphical descriptions of the relationships between information presented in the Pay Versus Performance Table.
Compensation Actually Paid and Total Shareholder Return
The following graph shows the relationships between the amount of CAP to Mr. Prince, the average amount of CAP to the non-PEO NEOs, the company’s cumulative TSR, and the cumulative TSR of the company’s peer group over the three years presented in the Pay Versus Performance Table.

Compensation Actually Paid and Net Income (Loss)
The following graph shows the relationships between the amount of CAP to Mr. Prince, the average amount of CAP to the non-PEO NEOs, and the company’s net income (loss) over the three years presented in the Pay Versus Performance Table.

Compensation Actually Paid vs. Net Income (Loss)
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
$(50,000,000)
$(100,000,000)
$(150,000,000)
Compensation Actually Paid
$-
$(50,000)
$(100,000)
$(150,000)
$(200,000)
$(250,000)
$(300,000)
Net Income (Loss)
$183,055,568
$97,974,234
$(119,370)
$133,649,996
$71,405,207
$(260,309)
$(193,381)
$(56,851,765)
$(123,800,316)
2020
2021
2022
Fiscal Year
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Other NEOs
Net Income / (Loss) (in thousands)

Compensation Actually Paid and Revenue
The following graph shows the relationships between the amount of CAP to Mr. Prince, the average amount of CAP to the non-PEO NEOs, and the company’s revenue over the three years presented in the Pay Versus Performance Table.

Compensation Actually Paid vs. Revenue
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
$(50,000,000)
$(100,000,000)
$(150,000,000)
Compensation Actually Paid
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
Revenue
$183,055,568
$97,974,234
$431,059
$133,649,996
$71,405,207
$656,426
$975,241
$(123,800,316)
$(56,851,765)
2020
2021
2022
Fiscal Year
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Other NEOs
Revenue (in thousands)

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. In addition, information is included for an equity compensation plan that we have assumed in connection with an acquisition, which plan has not been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by stockholders
2010 Equity Incentive Plan(2)	10,459,154	2.43	—
2019 Equity Incentive Plan(3)	14,578,295	90.91	44,693,656
2019 Employee Stock Purchase Plan(4)	—	—	10,989,615
Equity compensation plans not approved by stockholders(5)	154,481	20.47	—
Total	25,191,930	34.23	55,683,271
_______________________
(1)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(2)As a result of our IPO and the adoption of the 2019 Plan, we no longer grant awards under the 2010 Plan; however, all outstanding awards under the 2010 Plan remain subject to the terms of the 2010 Plan. The number of shares underlying stock options or RSUs granted under the 2010 Plan that expire or terminate or are forfeited or repurchased by the company under the 2010 Plan, tendered to or withheld by the company for payment of an exercise price or for tax withholding, or repurchased by the company due to failure to vest, up to a maximum of 37,326,953 shares, will be automatically added to the shares of Class A common stock available for issuance under the 2019 Plan.
(3)Our 2019 Plan provides that the number of shares of Class A common stock available for issuance under the 2019 Plan will automatically increase on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 29,335,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount as the compensation committee of the Board of Directors may determine.
(4)Our 2019 Employee Stock Purchase Plan (ESPP) provides that the number of shares of Class A common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 5,870,000 shares, (ii) one percent (1%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount as the compensation committee of the Board of Directors may determine.
(5)Consists of shares issuable under the Area 1 Security, Inc. 2013 Stock Incentive Plan, which has been assumed by us in connection with our acquisition of Area 1 Security, Inc. in April 2022. A description of the Area 1 Security, Inc. 2013 Stock Incentive Plan is set forth in the Notes to our Consolidated Financial Statements included in our 2022 Annual Report.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2023 for:
•each of our named executive officers;
•each of our directors and director nominees;
•all of our executive officers and directors as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock and Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage of beneficial ownership on 289,372,222 shares of our Class A common stock and 42,395,408 shares of our Class B common stock outstanding on March 31, 2023. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2023 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
	Class A		Class B		Total Voting %†
	Shares	%	Shares	%
Named Executive Officers and Directors:
Matthew Prince(1)	—	*	31,857,582	75.1%	44.7%
Michelle Zatlyn(2)	—	*	11,432,920	24.7%	10.6%
Thomas Seifert(3)	3,134	*	1,532,566	3.5%	*
Douglas Kramer(4)	18,572	*	275,550	*	*
Mark Anderson(5)	9,063	*	106,875	*	*
Maria Eitel	24,063	*	130,000	*	*
Mark Hawkins	—	*	—	*	*
Carl Ledbetter(6)	1,978,162	*	—	*	*
Scott Sandell(7)	423,068	*	1,249,215	2.9%	1.8%
Katrin Suder(8)	41,063	*	7,500	*	*
All executive officers and directors as a group (10 persons)(9)	2,497,125	*	46,592,208	98.1%	58.5%

Greater than 5% Stockholders:
Morgan Stanley(10)	30,529,371	10.6%	—	*	4.3%
Baillie Gifford & Co(11)	26,335,438	9.1%	—	*	3.7%
The Vanguard Group(12)	25,883,484	8.9%	—	*	3.6%
FMR LLC(13)	16,748,445	5.8%	—	*	2.3%
Capital World Investors(14)	16,028,998	5.5%	—	*	2.2%
BlackRock, Inc.(15)	15,508,991	5.4%	—	*	2.2%
Sands Capital Management, LLC(16)	15,454,112	5.3%	—	*	2.2%
______________________

* Represents less than one percent (1%).
† Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of our Class A common stock is entitled to one vote per share, and each holder of our Class B common stock is entitled to 10 votes per share on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our amended and restated certificate of incorporation or by law.
(1)Includes (i) 15,737,109 shares of Class B common stock held of record by The Matthew Prince Revocable Trust dated October 29, 2015, for which Mr. Prince serves as a trustee, and of which 500,000 may be repurchased by us at the original exercise price; (ii) 6,012,938 shares of Class B common stock held of record by The Matthew Prince 2022 Grantor Retained Annuity Trust dated August 12, 2022, for which Mr. Prince serves as co-trustee and investment advisor; (iii) 1,741,355 shares of Class B common stock held of record by The Matthew Prince 2021 Grantor Retained Annuity Trust #1 dated May 25, 2021, for which Mr. Prince serves as co-trustee and investment advisor; (iv) 377,772 shares of Class B common stock held of record by The Matthew Prince 2021 Grantor Retained Annuity Trust #2 dated August 13, 2021, for which Mr. Prince serves as co-trustee and investment advisor; (v) 6,928,408 shares of Class B common stock held of record by The Prince Family Nonexempt Irrevocable Trust dated March 29, 2016, for which Mr. Prince serves as an investment advisor; and (vi) 1,060,000 shares of Class B common stock held of record by The Prince Family Exempt Irrevocable Trust dated March 29, 2016, for which Mr. Prince serves as an investment advisor.
(2)Includes (i) 3,344,810 shares of Class B common stock held of record by The Sutherland/Zatlyn Revocable Trust dated November 17, 2016, for which Ms. Zatlyn serves as co-trustee; (ii) 1,545,516 shares of Class B common stock held of record by The SZ 2021 Irrevocable Trust dated November 6, 2021, for which Ms. Zatlyn serves as appointer; (iii) 294,275 shares of Class B common stock held of record by The SZ 2020 Irrevocable Trust dated November 25, 2020, for which Ms. Zatlyn serves as an investment advisor; (iv) 971,403 shares of Class B common stock held of record by The Sutherland/Zatlyn 2021 Annuity Trust dated May 22, 2021, for which Ms. Zatlyn serves as co-trustee; (v) 1,400,000 shares of Class B common stock held of record by The Sutherland/Zatlyn 2022 Annuity Trust dated May 26, 2022, for which Ms. Zatlyn serves as co-trustee; and (vi) 3,876,916 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023, of which 3,376,916 shares are fully vested as of March 31, 2023.
(3)Includes (i) 8,925 shares of Class B common stock held of record by Mr. Seifert; (ii) 250,000 shares of Class B common stock held of record by Center Court Partners LTD, for which Mr. Seifert serves as partner; (iii) 76,100 shares of Class B common stock held of record by Center Court 2020 Trust 1 dated December 11, 2020, for which Mr. Seifert serves as trustee; (iv) 76,100 shares of Class B common stock held of record by Center Court 2020 Trust 2 dated December 11, 2020, for which Mr. Seifert serves as trustee; (v) 76,100 shares of Class B common stock held of record by Center Court 2020 Trust 3 dated December 11, 2020, for which Mr. Seifert serves as trustee; (vi) 1,045,341 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023, of which 864,555 shares are fully vested as of March 31, 2023; and (vii) 3,134 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2023.
(4)Includes (i) 16,613 shares of Class A common stock and 130,675 shares of Class B common stock held of record by Mr. Kramer; (ii) 135,500 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023, of which 91,750 shares are fully vested as of March 31, 2023; (iii) 9,375 shares of Class B common stock issuable upon the vesting of RSUs within 60 days of March 31, 2023; and (iv) 1,959 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2023.
(5)Includes (i) 9,063 shares of Class A common stock and 99,750 shares of Class B common stock held of record by Mr. Anderson and (ii) 7,125 shares of Class B common stock issuable upon the vesting of RSUs within 60 days of March 31, 2023.
(6)Includes (i) 1,969,099 shares of Class A common stock held of record by the Carl S. Ledbetter Trust dated February 14, 2020, for which Dr. Ledbetter serves as trustee, and (ii) 9,063 shares of Class A common stock held of record by Dr. Ledbetter.
(7)Includes (i) 339,926 shares of Class A common stock held of record by the SS 2022 CF GRAT dated March 8, 2022, for which Mr. Sandell serves as trustee; (ii) 41,000 shares of Class A common stock held of record by the SS 2022 CF GRAT 2 dated December 6, 2022, for which Mr. Sandell serves as trustee; (iii) 37,000 shares of Class A common stock held of record by the Pendleton 2020 GRAT dated December 21, 2020, for which Mr. Sandell serves as trustee; (iv) 5,142 shares of Class A common stock held of record by the Blue Mountain Trust dated April 29, 2019, for which Mr. Sandell serves as trustee; and (v) 1,249,215 shares of Class B common stock held of record by New Enterprise Associates 13, L.P. (NEA 13). As the sole general partner of NEA 13, NEA Partners 13, L.P. (NEA Partners 13) may be deemed to beneficially own the shares. As the sole general partner of NEA Partners 13, NEA 13 GP, LTD (NEA 13 GP)

likewise may be deemed to beneficially own the shares. As the individual directors of NEA 13 GP, each of Forest Baskett, Patrick J. Kerins, and Scott Sandell, one of our directors, may also be deemed to beneficially own the shares. The address for these entities is c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.
(8)Includes (i) 41,063 shares of Class A common stock held of record by Dr. Suder and (ii) 7,500 shares of Class B common stock issuable upon the vesting of RSUs within 60 days of March 31, 2023.
(9)Includes (i) 2,492,032 shares of Class A common stock and 41,510,451 shares of Class B common stock beneficially owned by our executive officers and directors; (ii) 5,057,757 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023 and held by our executive officers and directors, of which 4,333,221 shares are fully vested as of March 31, 2023; (iii) 24,000 shares of Class B common stock issuable upon the vesting of RSUs within 60 days of March 31, 2023; and (iv) 5,093 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2023.
(10)According to a Schedule 13G/A filed with the SEC on February 8, 2023 reporting stock ownership as of December 31, 2022, consists of 30,529,371 shares of Class A common stock held of record by Morgan Stanley and/or by certain operating units of Morgan Stanley and its subsidiaries and affiliates, including Morgan Stanley Investment Management Inc. Of the shares of Class A common stock beneficially owned, Morgan Stanley reported that it had shared voting power with respect to 26,877,133 shares and shared dispositive power with respect to 30,529,371 shares, and Morgan Stanley Investment Management Inc. reported that it had shared voting power with respect to 26,307,738 shares and shared dispositive power with respect to 29,694,728 shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036 and the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue, 6th Floor, New York, NY 10036.
(11)According to a Schedule 13G/A filed with the SEC on January 18, 2023 reporting stock ownership as of December 31, 2022, consists of 26,335,438 shares of Class A common stock held of record by Baillie Gifford & Co (Baillie Gifford) and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisor clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds, or other institutional clients. Of the shares of Class A common stock beneficially owned, Baillie Gifford reported that it had sole voting power with respect to 18,825,258 shares and sole dispositive power with respect to 26,335,438 shares. The address for Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(12)According to a Schedule 13G/A filed with the SEC on February 9, 2023 reporting stock ownership as of December 31, 2022, consists of 25,883,484 shares of Class A common stock held of record by The Vanguard Group - 23-1945930 (The Vanguard Group). Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 214,174 shares, shared dispositive power with respect to 604,345 shares, and sole dispositive power with respect to 25,279,139 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(13)According to a Schedule 13G/A filed with the SEC on February 9, 2023 reporting stock ownership as of December 31, 2022, consists of 16,748,445 shares of Class A common stock held of record by FMR LLC, certain of its subsidiaries and affiliates, and other companies and over which shares FMR LLC has sole dispositive power. FMR LLC has sole voting power with respect to 16,537,536 of such shares and sole dispositive power with respect to 16,748,445 shares. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the Fidelity Funds), advised by Fidelity Management & Research Company LLC (FMR Co), a wholly owned subsidiary of FMR LLC, which power resides in the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(14)According to a Schedule 13G filed with the SEC on February 13, 2023 reporting stock ownership as of December 31, 2022, consists of 16,028,998 shares of Class A common stock held of record by Capital World Investors and/or one or more of its investment management subsidiaries and affiliates, which may include Capital Bank and Trust Company,

Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (Capital World Investors). Of the shares of Class A common stock beneficially owned, Capital World Investors reported that it had sole voting power with respect to 15,998,594 shares and sole dispositive power with respect to 16,028,998 shares. The address for Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(15)According to a Schedule 13G filed with the SEC on February 3, 2023 reporting stock ownership as of December 31, 2022, consists of 15,508,991 shares of Class A common stock held of record by BlackRock, Inc. (BlackRock), as parent holding company for certain of its subsidiaries. Of the shares of Class A common stock beneficially owned, BlackRock reported that it had sole voting power with respect to 14,026,235 shares and sole dispositive power with respect to 15,508,991 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.
(16)According to a Schedule 13G filed with the SEC on February 14, 2023 reporting stock ownership as of December 31, 2022, consists of 15,454,112 shares of Class A common stock held of record by Sands Capital Management, LLC and/or Frank Sands (Sands). Of the shares of Class A common stock beneficially owned, Sands reported that it had shared voting power with respect to 11,567,432 shares and shared dispositive power with respect to 15,454,112 shares. The address for Sands is 1000 Wilson Blvd., Suite 3000, Arlington, VA 22209.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, discussed in the section titled "Executive Compensation," the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including director nominees), executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Amended and Restated Investors' Rights Agreement
We are party to an Amended and Restated Investors’ Rights Agreement, dated as of September 4, 2018, which provides, among other things, registration rights to certain holders of our capital stock, including entities affiliated with each of Fidelity, which beneficially owned more than 5% of our outstanding capital stock as of December 31, 2022, and NEA. Mr. Sandell, a member of our Board of Directors, is affiliated with NEA.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
We have adopted a formal written policy providing that our audit committee must approve or ratify any related party transaction. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, whether such transaction would impair the independence of an outside director, and the extent of the related person’s interest in the transaction. Any member of the audit committee who has an interest in a potential related party transaction under discussion will abstain from voting on the approval of such transaction. If a related party transaction will be ongoing, the audit committee may establish guidelines for us to follow in our ongoing dealings with the related party.

OTHER MATTERS
Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of Mr. Seifert, who failed to timely report a sale of shares of our Class A common stock pursuant to a Rule 10b5-1 trading plan on December 19, 2022.

2022 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2022 are included in our 2022 Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2022 Annual Report and this Proxy Statement are posted on our website at https://cloudflare.NET and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2022 Annual Report without charge by sending a written request to Cloudflare, Inc., Attention: Investor Relations, 101 Townsend Street, San Francisco, California 94107.
*    *    *
Our Board of Directors knows of no other matters that will be presented for consideration during the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
It is important that your shares of our common stock be represented during the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
San Francisco, California
April 20, 2023

SCAN TO
VIEW MATERIALS & VOTE

CLOUDFLARE, INC.
101 TOWNSEND STREET
SAN FRANCISCO, CA 94107

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 31, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NET2023**

The meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively via live webcast. You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05450-P90543

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLOUDFLARE, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of Class I directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Scott Sandell
02) Michelle Zatlyn

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The company will be hosting the meeting exclusively online via live webcast. To attend the meeting, please visit www.virtualshareholdermeeting.com/NET2023 and be sure to have the information that is printed in the box marked by the arrow.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V05451-P90543

CLOUDFLARE, INC.
Annual Meeting of Stockholders
June 1, 2023, 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Matthew Prince, Michelle Zatlyn and Thomas Seifert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CLOUDFLARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PT on June 1, 2023, at www.virtualshareholdermeeting.com/NET2023, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side